Execution Version
$50,000,000 Initial Principal Amount
of
Senior Convertible Notes due August 22, 2028
NOTE PURCHASE AGREEMENT
Dated as of February 22, 2022
by and among
SEADRILL 2021 LIMITED,
as Company
and
HEMEN HOLDING LIMITED,
as Purchaser

TABLE OF CONTENTS
Page
ARTICLE I. Definitions and Accounting Terms    1
Section 1.01    Defined Terms    1
Section 1.02    Other Interpretive Provisions    12
Section 1.03    [Reserved.]    13
Section 1.04    References to Agreements, Laws, Etc    13
Section 1.05    Times of Day    13
Section 1.06    [Reserved].    13
ARTICLE II. Purchase and Sale of the Notes    13
Section 2.01    Issue of Notes    14
Section 2.02    Sale and Purchase of the Notes; the Closing    14
Section 2.03    [Reserved]    14
Section 2.04    Expenses    14
Section 2.05    Indemnification    14
Section 2.06    Registration of Notes; etc    15
Section 2.08    Purchaser’s Representations; Waiver of Claims    17
ARTICLE III. Provision of the Notes    19
Section 3.01    The Notes    19
Section 3.02    Interest    19
Section 3.03    Default Interest    21
Section 3.04    No Rights as Shareholders    21
Section 3.05    No Redemption    21
Section 3.06    Scheduled Repayment    21
Section 3.07    Use of Proceeds    21
Section 3.08    Security and Ranking.    22
ARTICLE IV. Conditions Precedent to Borrowings    22
Section 4.01    Conditions to Closing    22
ARTICLE V. Holders’ Special Rights    23
Section 5.01    Service Charges    23
Section 5.02    Direct Payment    24
Section 5.03    Lost, etc. Notes    24
Section 5.04    [Reserved]    24
Section 5.05    Tax Gross-Up and Indemnities    25
ARTICLE VI. Conversion    27
Section 6.01    Right to Convert    27
Section 6.02    Conversion Procedure    28
Section 6.03    Settlement upon Conversion Into Common Shares    29
Section 6.04    Adjustment of Conversion Rate    30
Section 6.05    Effect of Reclassification, Consolidation, Merger, Sale, Etc.    40
Section 6.06    Taxes on Shares Issued    41
Section 6.07    Reservation of Shares; Listing    41
Section 6.08    Company Determination Final    41
ARTICLE VII. Representations and Warranties    42
Section 7.01    Existence, Qualification and Power; Compliance with Laws    42
Section 7.02    Authorization; No Contravention    42
i

Section 7.03    Governmental Authorization    43
Section 7.04    Binding Effect    43
ARTICLE VIII. Affirmative Covenants    43
Section 8.01    Payment of Notes    43
Section 8.02    Maintenance of Office or Agency    43
ARTICLE IX. [RESERVED.]    44
ARTICLE X. Events of Default and Remedies    44
Section 10.01    Events of Default    44
Section 10.02    Acceleration    45
Section 10.03    Other Remedies    45
Section 10.04    Waiver of Past Defaults    45
Section 10.05    Rights of Holder of Notes to Receive Payment    45
ARTICLE XI. Change of Control    46
Section 11.01    Mandatory Redemption or Conversion Upon Change of Control.    46
ARTICLE XII. [RESERVED.]    47
ARTICLE XIII.    47
Transfer Restrictions    47
Section 13.01    Transfer Restrictions on the Notes.    47
Section 13.02    Restricted Shares.    48
ARTICLE XIV. Miscellaneous    49
Section 14.01    Notices    49
Section 14.02    Successors and Assigns    49
Section 14.03    Amendment and Waiver    49
Section 14.04    Counterparts    49
Section 14.05    Headings    50
Section 14.06    Governing Law    50
Section 14.07    Entire Agreement    50
Section 14.08    Severability    50
Section 14.09    Submission to Jurisdiction; Waiver of Service and Venue    50
Section 14.10    Waiver of Jury Trial    51
Section 14.12    No Strict Construction    51
Section 14.13    Effectiveness    52
Section 14.14    Attachments    52
Section 14.15    Confidentiality    52

ii

NOTE PURCHASE AGREEMENT
This NOTE PURCHASE AGREEMENT (this “Agreement”) is entered into as of February 22, 2022, by and among SEADRILL 2021 LIMITED (to be renamed Seadrill Limited) (together with any successor entity thereto, including another Person (as defined below) that is or is to be the ultimate parent company of the Seadrill group following the effectiveness of the Plan (as defined below) (the “Company”), an exempted company incorporated with registration number 202100496 under the Laws of Bermuda and Hemen Holding Limited, a Cyprus limited liability company.
PRELIMINARY STATEMENTS
WHEREAS, on February 7, 2021 the Company and certain of its affiliates commenced voluntary cases under chapter 11 of title 11 of the United States Code in the United States Bankruptcy Court for the Southern District of Texas (the “Bankruptcy Court”);
WHEREAS, the Company and Purchaser have negotiated in good faith at arm’s-length and agreed to enter into certain transactions in furtherance of a global restructuring of the Company’s capital structure as set forth in the First Amended Joint Chapter 11 Plan of Reorganization of Seadrill Limited and its Debtor Affiliates Pursuant to Chapter 11 of the Bankruptcy Code Docket No. 964, filed in the Bankruptcy Court on August 31, 2021 (as the same may from time to time be subsequently modified, revised, or amended, the “Plan”); and,
WHEREAS, on the Closing Date (as hereinafter defined), the Company desires to issue to the Purchaser and the Purchaser desires to purchase from the Company the Notes (as hereinafter defined) upon the terms and subject to the conditions set forth in this Agreement and the Plan.
NOW THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:
Article I.
Definitions and Accounting Terms
Section 1.01Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:
“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the Person specified. For purposes of this definition, a Person shall be deemed to “Control” or be “Controlled by” a Person if such Person possesses, directly or indirectly, power to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

“Agreement” means this Note Purchase Agreement and all Exhibits, Schedules and Annexes attached hereto.
“Attorney Costs” means all reasonable and documented in reasonable detail fees, expenses and disbursements of any law firm or other external legal counsel.
“Benchmark Replacement” means the sum of: (a) the alternate benchmark rate (which may include Term SOFR) that has been selected by the Company and Holders giving due consideration to (i) any selection or recommendation of a replacement rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a rate of interest as a replacement to LIBOR for U.S. dollar-denominated syndicated credit facilities and (b) the Benchmark Replacement Adjustment; provided that, if the Benchmark Replacement as so determined would be less than zero, the Benchmark Replacement will be deemed to be zero for the purposes of this Agreement.
“Benchmark Replacement Adjustment” means, with respect to any replacement of LIBOR with an Unadjusted Benchmark Replacement for each applicable interest period, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Company and the Holders giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of LIBOR with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of LIBOR with the applicable Unadjusted Benchmark Replacement for U.S. dollar-denominated syndicated credit facilities at such time.
“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes that the Company and Holders decide may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Company in a manner substantially consistent with market practice (or, if the Company decides that adoption of any portion of such market practice is not administratively feasible or if the Company determines that no market practice for the administration of the Benchmark Replacement exists, in such other manner of administration as the Company and the Holders decide is reasonably necessary in connection with the administration of this Agreement).
“Benchmark Replacement Date” means the earlier to occur of the following events with respect to LIBOR:
(1)    in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of LIBOR permanently or indefinitely ceases to provide LIBOR; or
(2)     in the case of clause (3) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein.

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to LIBOR:
(1)    a public statement or publication of information by or on behalf of the administrator of LIBOR announcing that such administrator has ceased or will cease to provide LIBOR, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide LIBOR;
(2)    a public statement or publication of information by the regulatory supervisor for the administrator of LIBOR, the U.S. Federal Reserve System, an insolvency official with jurisdiction over the administrator for LIBOR, a resolution authority with jurisdiction over the administrator for LIBOR or a court or an entity with similar insolvency or resolution authority over the administrator for LIBOR, which states that the administrator of LIBOR has ceased or will cease to provide LIBOR permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide LIBOR; or
(3)    a public statement or publication of information by the regulatory supervisor for the administrator of LIBOR announcing that LIBOR is no longer representative.
“Benchmark Transition Start Date” means (a) in the case of a Benchmark Transition Event, the earlier of (i) the applicable Benchmark Replacement Date and (ii) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication) and (b) in the case of an Early Opt-in Election, the date specified by the Company and the Holders.
“Board of Directors” means:
(1)with respect to a corporation or company, the board of directors of the corporation or company or any committee thereof duly authorized to act on behalf of such board;
(2)with respect to a partnership, the Board of Directors of the general partner of the partnership;
(3)with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof; and
(4)with respect to any other Person, the board or committee of such Person serving a similar function.
“Business Day” means any day that is not a Legal Holiday.
“Capital Stock” means, with respect to any Person, any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents, including membership interests

(however designated, whether voting or nonvoting), of equity of such Person, including, if such Person is a partnership, partnership interests (whether general or limited) and any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of property of, such partnership, whether issued and outstanding on the date hereof or issued after the Closing Date; provided, however, that Capital Stock will not include any Indebtedness that is convertible into or exchangeable for (x) any such equity or (y) any combination of such equity and cash based on the value of such equity.
“Change in Law” means the occurrence, after the Closing Date, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty (excluding the taking effect after the Closing Date of a law, rule, regulation or treaty adopted prior to the Closing Date), (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority.
“Change of Control” means, solely for purposes of Section 11.01 hereof, if at any time during the applicable Conversion Period, in one or a series of related transactions, directly or indirectly:
(5)any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) shall become the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under such the Exchange Act), directly or indirectly, of more than fifty percent (50%) of the voting shares of the Company entitled to vote at a general meeting of shareholders; or
(6)there shall occur the sale, lease, exchange, license or other transfer or disposition (including by way of merger, purchase, amalgamation, consolidation, scheme of arrangement or other business combination transaction), in a single transaction or a series of transactions, of all or substantially all of the Company’s and its subsidiaries assets (determined on a consolidated basis and taken as a whole and as measured by asset valuations or other Fair Market Value determinations).
“Close of Business” means 5:00 p.m. New York City time.
“Closing” has the meaning assigned to such term in Section 2.02.
“Closing Date” means February 22, 2022.
“Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time.
“Common Shares” means the common shares, having a par value of greater than $0.01 per share, of the Company, subject to the provisions of Section 6.05.
“Common Shares Change Event” has the meaning specified in Section 6.05.
“Company” has the meaning specified in the introductory paragraph to this Agreement.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.
“Control” has the meaning specified in the definition of “Affiliate”.
“Conversion Date” has the meaning specified in Section 6.02(a).
“Conversion Period” means the period beginning with (i) the earlier of (a) the date on which the Company’s Common Shares are listed and begin trading on the New York Stock Exchange or (b) the date on which the Company’s Common Shares are listed and begin trading on the Oslo Stock Exchange, or (ii) solely with respect to a conversion in connection with a Change of Control pursuant to Article XI hereof, the Closing Date, and, with respect to both the foregoing clauses (i) and (ii), ending on the earlier of (i) the date that is five (5) Business Days following the delivery of a Change of Control Notification, (ii) the date that is one (1) Business Day prior to the occurrence of a Change of Control, or (iii) the date that is ten (10) Business Days before the Final Maturity Date.
“Conversion Price” means, as of any time, an amount equal to (a) one thousand dollars ($1,000) divided by (b) the Conversion Rate.
“Conversion Rate” means initially 52.6316 Common Shares per $1,000 principal amount of Notes, subject to adjustment as set forth herein. Whenever this Agreement refers to the Conversion Rate as of a particular date without setting forth a particular time on such date, such reference will be deemed to be to the Conversion Rate in effect immediately after the Close of Business on such date.
“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, winding up, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.
“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.
“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale leaseback transaction and any sale or issuance of Equity Interests in a Restricted Subsidiary) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.
“Dispute” shall have the meaning set forth in Section 14.11 hereof.
“Dispute Mechanism” shall have the meaning set forth in Section 14.11 hereof.

“Documents” means, collectively, this Agreement, the Notes, any certificates, and any other material document or instrument executed and delivered by the Company or any of its Subsidiaries in connection with this Agreement, other than the Intercreditor Agreement.
“Dollar” and “$” mean lawful money of the United States.
“Early Opt-in Election” means the occurrence of:
(1)    a determination by the Company and the Holders to incorporate or adopt a new benchmark interest rate to replace LIBOR, and
(2)    the delivery of a written declaration by the Company and the Holders to declare that an Early Opt-in Election has occurred.
“Equity Interests” means, with respect to any Person, all of the shares, interests, rights, participations or other equivalents (however designated) of capital stock of (or other ownership or profit interests or units in, including any limited or general partnership interest and any limited liability company membership interest) such Person and all of the warrants, options or other rights for the purchase, acquisition or exchange from such Person of any of the foregoing (including through convertible securities).
“Equity-Linked Securities” means (i) any rights, options or warrants to purchase or otherwise acquire (whether immediately, during specified times, upon the satisfaction of any conditions or otherwise) any Common Shares or (ii) any Capital Stock or Indebtedness issued by the Company that is convertible into Common Shares.
“Event of Default” has the meaning specified in Section 10.01.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Ex-Dividend Date” means the first date on which the Common Shares trade on the applicable exchange or in the applicable market, regular way, without the right to receive the issuance, dividend or distribution in question, from the Company or, if applicable, from the seller of Common Shares on such exchange or market (in the form of due bills or otherwise) as determined by such exchange or market or if the Common Shares is not listed for trading on a U.S. national, European or regional securities exchange on the relevant date, the “Ex-Dividend Date” shall be the Business Day immediately following the Record Date.
“Fair Market Value” means the value that would be paid by a willing buyer to an unaffiliated willing seller in an arm’s-length transaction not involving undue pressure or compulsion to complete the transaction on the part of either party. Unless otherwise expressly provided herein, Fair Market Value shall be as reasonably determined by the Company (acting by its Board of Directors) in good faith, subject in all respects to the Dispute Mechanism as set forth in Section 14.11 hereof.
“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.
“Final Maturity Date” means August 22, 2028.
“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
“Holder” or “Holders” means Purchaser and its or their respective successors and assigns.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
“IFRS” means International Financial Reporting Standards and applicable accounting requirements set by the International Accounting Standards Board or any successor thereto (or the Financial Accounting Standards Board, the Accounting Principles Board of the American Institute of Certified Public Accountants, or any successor to either such Board, or the SEC, as the case may be), as in effect from time to time.
“Indemnified Liabilities” has the meaning specified in Section 2.04.
“Indemnified Parties” has the meaning specified in Section 2.04.
“Information” has the meaning specified in Section 14.15.
“Intercreditor Agreement” means that certain Intercreditor Agreement between Global Loan Agency Services Limited, as super senior agent and as senior agent, the Purchaser, the Company, Seadrill Rig Holding Company Limited, the companies named on the signing pages thereto, as intra-group lenders, the companies named on the signing pages thereto, as debtors and GLAS Trust Corporation Limited as security trustee, dated February 22, 2022, as amended, modified or supplemented.
“Interest Payment Date” means March 15, June 15, September 15 and December 15 of each year and the Final Maturity Date.
“IRS” means Internal Revenue Service of the United States.
“Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities and executive orders, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority.
“Legal Holiday” means a Saturday, Sunday or day on which banks and trust companies in the principal place of business of the Company or in New York, Norway, the United Kingdom or in Bermuda are not required to be open. Unless otherwise expressly provided herein, if a payment date is a Legal Holiday, payment may be made on the next succeeding day that is not a Legal Holiday, and interest shall accrue for the intervening period.
“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any capitalized lease having substantially the same economic effect as any of the foregoing); provided, that in no event shall an operating lease in and of itself be deemed a Lien.
“LIBOR Rate” means the greater of (a) the rate appearing on the applicable Bloomberg page (or on any successor or substitute page or service providing quotations of interest rates applicable to dollar deposits in the London interbank market comparable to those currently provided on such page) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of an interest period, as the rate for dollar deposits with a maturity comparable to such interest period and (b) 0%.
“Market Price” of the Common Shares on any date means the closing sale price per share (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on that date as reported in composite transactions for the principal U.S. national, European or regional securities exchange on which the Common Shares are traded. If the Common Shares are not listed for trading on a U.S. national, European or regional securities exchange on the relevant date, the “Market Price” shall be the last quoted bid price for the Common Shares in the over-the-counter market on the relevant date as reported by OTC Markets Group Inc. or a similar organization. If the Common Shares are not so quoted, the “Market Price” of each Common Share shall be equal to the Fair Market Value of each such Common Share.
“Material Adverse Effect” means any event, circumstance or condition that has had a materially adverse effect on (a) the business, operations, earnings, assets, liabilities (actual or contingent) or financial condition of the Company and its Subsidiaries, taken as a whole, (b) the ability of the Company (taken as a whole) to perform its respective payment obligations under any Document to which the Company is a party or (c) the rights and remedies of the Purchaser under any Document.
“Maximum Lawful Rate” has the meaning assigned to such term in Section 3.02(d).
“Notes” has the meaning assigned to such term in Section 2.01.

“Obligations” means all debts, liabilities, obligations, covenants and duties of, the Company arising under any Document or otherwise with respect to any Note, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest, fees and expenses that accrue after the commencement by or against the Company of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest, fees and expenses are allowed claims in such proceeding. Without limiting the generality of the foregoing, the Obligations of the Company under the Documents (and any of their Subsidiaries to the extent they have obligations under the Documents) include the obligation (including guarantee obligations) to pay principal, interest, reimbursement obligations, charges, expenses, fees, Attorney Costs, indemnities and other amounts payable by the Company under any Document.
“Open of Business” means 9:00 a.m., New York City time.
“Organization Documents” means (a) with respect to any corporation or company, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction), (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement, and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its incorporation, formation or organization with the applicable Governmental Authority in the jurisdiction of its incorporation, formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.
“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
“Purchaser” means Hemen Holding Limited, a Cyprus limited liability company.
“Record Date” means, with respect to any dividend, distribution or other transaction or event in which the holders of the Common Shares have the right to receive any cash, securities or other property or in which the Common Shares are exchanged for or converted into cash, securities or other property, the date fixed for determination of holders of the Common Shares entitled to receive such cash, securities or other property (whether such date is fixed by the Board of Directors, statute or contract or otherwise).
“Reference Property” has the meaning specified in Section 6.05.
“Reference Property Unit” has the meaning specified in Section 6.05.
“Regular Record Date” means, with respect to any Interest Payment Date, the March 1, June 1, September 1 or December 1, as the case may be, immediately preceding such Interest Payment Date.

“Relevant Governmental Body” means the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto.
“Responsible Officer” means the chief executive officer, president, senior vice president, senior vice president (finance), executive vice president, vice president, chief financial officer, treasurer, manager of treasury activities or assistant treasurer or other similar officer or Person performing similar functions of the Company and, as to any document delivered on the Closing Date, any secretary or assistant secretary of the Company. Any document delivered hereunder that is signed by a Responsible Officer of the Company shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of the Company and such Responsible Officer shall be conclusively presumed to have acted on behalf of the Company.
“Restricted Share” has the meaning specified in Section 13.02.
“Restricted Share Legend” has the meaning specified in Section 13.02.
“Rule 144” means Rule 144 as promulgated by the SEC under the Securities Act, as amended from time to time, and any successor rule or regulation thereto.
“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.
“Securities Act” means the Securities Act of 1933, as amended.
“Senior Finance Documents”
(a)the US$750,000,000 senior secured credit agreement entered into on or about the date of this Agreement made between (amongst others) Seadrill Finance Limited as borrower, the entities listed in Schedule 2 therein as guarantors, the banks and financial institutions listed as lenders in 1 therein, Global Loan Agency Services Limited as facility agent and GLAS Trust Corporation Limited as common security agent; and
(b)the US$300,000,000 super senior secured credit agreement (comprising a US$125,000,000 revolving credit facility and a US$175,000,000 term loan facility) entered into on or about the date of this Agreement made between (amongst others) Seadrill Finance Limited as borrower, the entities listed in Part 1 of Schedule 1 therein as guarantors, the banks and financial institutions listed as lenders in Part 2 of Schedule 1 therein, Global Loan Agency Services Limited as facility agent and GLAS Trust Corporation Limited as common security agent.
“SOFR” with respect to any day means the secured overnight financing rate published for such day by the Federal Reserve Bank of New York, as the administrator of the benchmark, (or a successor administrator) on the Federal Reserve Bank of New York’s Website.

“Specified Representations” means those representations and warranties made by the Company in Section 7.01(a).
“Subsidiary” of a Person means a corporation, company, partnership, joint venture, limited liability company or other business entity (excluding, for the avoidance of doubt, charitable foundations) of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Company.
“Tax” means all present and future taxes, levies, imposts, duties, charges, fees, deductions and withholdings, and any restrictions and or conditions resulting in a charge together with interest thereon and penalties in respect thereof and “taxes” and “taxation” shall be construed accordingly.
“Term SOFR” means the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.
“Trading Day” means a day on which trading in the Common Shares (or other security for which a closing sale price must be determined) generally occurs on the principal U.S. national, European or regional securities exchange on which the Common Shares (or such other security) is then listed or, if the Common Shares (or such other security) is not then listed on a U.S. national, European or regional securities exchange, “Trading Day” means a Business Day.
“Transactions” means, collectively, (a) the issuance of the Notes on the Closing Date, (b) the consummation of any other transactions in connection with the foregoing, and (c) the payment of the fees and expenses incurred in connection with any of the foregoing.
“Unadjusted Benchmark Replacement” means the Benchmark Replacement excluding the Benchmark Replacement Adjustment.
“United States” and “US” mean the United States of America.
“USA PATRIOT Act” means The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Public Law No. 107-56 (signed into law October 26, 2001)), as amended or modified from time to time.
“wholly owned” means, with respect to a Subsidiary of a Person, a Subsidiary of such Person all of the outstanding Equity Interests of which (other than (x) director’s qualifying shares and (y) nominal shares issued to foreign nationals to the extent required by applicable Law) are owned by such Person and/or by one or more wholly owned Subsidiaries of such Person.
Section 1.02Other Interpretive Provisions. With reference to this Agreement and each other Document, unless otherwise specified herein or in such other Document:

(a)The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.
(b)(i)    The words “herein”, “hereto”, “hereof” and “hereunder” and words of similar import when used in any Document shall refer to such Document as a whole and not to any particular provision thereof.
(ii)References in this Agreement to an Exhibit, Schedule, Article, Section, clause or sub-clause refer (A) to the appropriate Exhibit or Schedule to, or Article, Section, clause or sub-clause in this Agreement or (B) to the extent such references are not present in this Agreement, to the Document in which such reference appears.
(iii)The term “including” is by way of example and not limitation.
(iv)The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.
(c)In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including”.
(d)Section headings herein and in the other Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Document.
Section 1.03[Reserved.].
Section 1.04References to Agreements, Laws, Etc. Unless otherwise expressly provided herein, (a) references to Organization Documents, agreements (including the Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are permitted by any Document; and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.
Section 1.05Times of Day. Unless otherwise specified, all references herein to times of day shall be references to New York City time (daylight or standard, as applicable).
Section 1.06[Reserved].
Article II.
Purchase and Sale of the Notes

Section 1.01Issue of Notes. On or before the Closing (as defined below), upon the terms and subject to the conditions set forth in this Agreement, the Company will have authorized the issuance of (i) $50,000,000 in aggregate principal amount of its Senior Convertible Notes due  August 22, 2028 (the “Notes”) to the Purchaser, which shall be denominated in United States Dollars.
Section 1.02Sale and Purchase of the Notes; the Closing. Subject to the terms and conditions set forth in the Documents, the Company hereby agrees to sell to the Purchaser $50,000,000 aggregate principal amount of the Notes, to be substantially in the form attached hereto as Exhibit A. In reliance upon the representations and warranties of the Company contained in the Documents, and subject to the terms set forth herein and therein and subject only to the conditions set forth in Article III hereof, Purchaser hereby agrees to purchase such Notes from the Company.
The sale and purchase of the Notes to be purchased by the Purchaser will take place at a closing (the “Closing”) at 10:00 a.m., New York City time on February 22, 2022, at the offices of Kirkland & Ellis LLP, 300 North LaSalle, Chicago, IL 60654 or at such other time and place as is mutually agreed to by the Company and the Purchaser. At the Closing, the Company will deliver to the Purchaser the Notes (in such permitted denomination or denominations and registered in its name or the name of such nominee or nominees as the Purchaser may request) against payment of the purchase price therefor by intra-bank or federal funds wire transfer of same day funds.
Section 1.03[Reserved].
Section 1.04Expenses. The Company hereby agrees to reimburse Purchaser for all of the reasonable and documented attorneys’ fees and disbursements of Cadwalader, Wickersham & Taft LLP incurred by Purchaser in connection with the consummation of the transactions contemplated herein, irrespective of whether the transactions contemplated herein are ultimately consummated by the parties hereto.
Section 1.05Indemnification. The Company shall indemnify and hold harmless the Purchaser and the Holder and their respective Affiliates, officers, directors, employees, agents, members, managers, trustees, advisors, partners, agents, sub-agents, other representatives, and each person, if any, who controls any such person within the meaning of the Securities Act or the Exchange Act (collectively the “Indemnified Parties”) from and against any and all liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses and disbursements (including Attorney Costs) of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against any such Indemnified Parties in any way relating to or arising out of or in connection with (but limited, in the case of legal fees and expenses, to the Attorney Costs of one counsel to all Indemnified Parties taken as a whole and, if reasonably necessary, a single local counsel for all Indemnified Parties taken as a whole in each relevant jurisdiction that is material to the interests of such Indemnified Parties (which may be a single local counsel acting in multiple material jurisdictions), and solely in the case of a conflict of interest between Indemnified Parties (where the Indemnified Party affected by such conflict has informed the Company in writing of such conflict), one additional counsel in each relevant jurisdiction to each group of affected Indemnified Parties similarly situated taken as a whole) a breach of a representation or warranty by the Company in this Agreement or a failure by the Company to comply with its covenants in this Agreement (the “Indemnified Liabilities”); provided, that such indemnity shall not, as to any Indemnified Party, be available to the extent that such liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses or disbursements (i) resulted from (A) the gross negligence, bad faith or willful misconduct of such Indemnified Party as determined by a final, non-appealable judgment of a court of competent jurisdiction or (B) a material breach of any obligations under any Document by such Indemnified Party as determined by a final, nonappealable judgment of a court of competent jurisdiction or (C) any dispute solely among Indemnified Parties other than any claims arising out of any act or omission of the Company or any of its Affiliates or (ii) have been settled pursuant to any settlement arrangement entered into by the applicable Indemnified Party without the Company’s prior written consent (such consent not to be unreasonably withheld or delayed). To the extent that the undertakings to indemnify and hold harmless set forth in this Section 2.05 may be unenforceable in whole or in part because they are violative of any applicable law or public policy, the Company shall contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by the Indemnified Parties or any of them. Neither the Indemnified Parties nor the Company shall have any liability for any special, punitive, indirect or consequential damages relating to this Agreement or any other Document or arising out of its activities in connection herewith or therewith (whether before or after the Closing Date) (other than, in the case of the Company, in respect of any such damages incurred or paid by an Indemnified Party to a third party). All amounts due under this Section 2.05 (after the determination of a court of competent jurisdiction, if required pursuant to the terms of this Section 2.05), shall be paid within twenty (20) Business Days after written demand therefor. The agreements in this Section 2.05 shall survive the termination of this Agreement and the repayment, satisfaction or discharge of all the Obligations. This Section 2.05 shall not apply to Taxes other than any taxes (other than taxes imposed on or measured by net income (however denominated, and including branch profits and similar taxes) and franchise or similar taxes) that represent losses, claims, damages, etc. arising from a non-tax claim.
Section 1.06Registration of Notes; etc.
(a)The Company shall keep at its principal executive office a “register” in which the Company shall provide for the recordation of the name and address of, and the amount of outstanding principal and interest owing to the Purchaser.  The entries in the register shall be conclusive evidence of the amounts due and owing to the Purchaser in the absence of manifest error.   Notwithstanding anything to the contrary contained in this Agreement or the Notes, the Obligations are registered obligations and the right, title and interest of the Purchaser and its assignees in and to such Obligations shall be transferable only upon notation of such transfer in the register.  The register shall be available for inspection by any Holder from time to time upon reasonable prior notice.
(b)Upon surrender for registration of transfer of any Notes in compliance with the applicable transfer limitations and procedures (including pursuant to Section 2.08(b) and Section 2.09), the Company, at its expense, will execute and deliver, in the name of the designated transferee or transferees, one or more new Notes of the same type, and of a like aggregate principal amount.

(c)Notes may be exchanged at the option of the Holder for Notes of a like aggregate principal amount but in different denominations. Whenever any Notes are so surrendered for exchange, the Company at its expense, will execute and deliver the Notes that the Holder is entitled to receive.
(d)All Notes issued upon any registration of transfer or exchange of such Notes will be the legal and valid obligations of the Company evidencing the same interests, and entitled to the same benefits, as the Notes surrendered upon such registration of transfer or exchange.
(e)Unless the Company specifies otherwise, the Company will not be required to exchange or register a transfer of any Note that has been surrendered for conversion or that is subject to redemption, except to the extent any portion of such Note is not subject to the foregoing.
(f)Every Note presented or surrendered for registration of transfer or exchange will (if so required) be duly endorsed or will be accompanied by a written instrument of transfer in form reasonably satisfactory to the Company duly executed by the Holder thereof or its attorney duly authorized in writing.
(g)The Person in whose name any Note shall be registered shall be deemed and treated as the owner and holder thereof for all purposes of this Agreement and the Company shall not be affected by any notice to the contrary, until due presentment of such Note for registration of transfer so provided in this Section 2.06.
Section 1.07[Reserved.]
Section 1.08Purchaser’s Representations; Waiver of Claims.
(a)The Purchaser is duly organized, validly existing and in good standing under the laws of its jurisdiction of formation.
(b)The Purchaser has the requisite power and authority to enter into and perform its obligations under this Agreement and to purchase the Notes in accordance with the terms hereof. The execution, delivery and performance of this Agreement by the Purchaser and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary action, and no further consent or authorization for the Purchaser is required. This Agreement has been duly executed and delivered by the Purchaser. This Agreement constitutes a valid and binding obligation of the Purchaser enforceable against it in accordance with its terms.
(c)The execution, delivery and performance by the Purchaser of this Agreement and the consummation by the Purchaser of the transactions contemplated hereby and thereby do not and shall not (a) result in a violation of the Purchaser’s charter documents, bylaws or other applicable organizational documents, (b) conflict with, constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give rise to any rights of termination, amendment, acceleration or cancellation of, any contract to which the Purchaser is a party or is bound, (c) create or impose any lien, charge or encumbrance on any property of the Purchaser under any agreement or any commitment to which the Purchaser is party or under which the Purchaser is bound or under which any of its properties or assets are bound, or (d) result in a violation of any federal, state, local or foreign statute, rule, or regulation, or any order, judgment or decree of any court or governmental agency applicable to the Purchaser or by which any of its properties or assets are bound or affected, except, in the case of clauses (b), (c) and (d), for such conflicts, defaults, terminations, amendments, acceleration, cancellations and violations as would not, individually or in the aggregate, prohibit or otherwise interfere with the ability of the Purchaser to enter into and perform its obligations under this Agreement in any material respect. The Purchaser is not required under federal, state, local or foreign law, rule or regulation to obtain any consent, authorization or order of, or make any filing or registration with, any court or governmental agency in order for it to execute, deliver or perform any of its obligations under this Agreement or to acquire the Notes in accordance with the terms of the Agreement and the Notes.
(d)The Purchaser represents, for itself, that it is purchasing the Notes to be purchased by it solely for its own account and not as nominee or agent for any other Person and not with a view to, or for offer or sale in connection with, any distribution thereof (within the meaning of the Securities Act) that would be in violation of the securities laws of the United States or any state thereof, without prejudice, however, to Purchaser’s right at all times to sell or otherwise dispose of all or any part of such Notes pursuant to a registration statement under the Securities Act or pursuant to an exemption from the registration requirements of the Securities Act, subject to the terms of this Agreement.
(e)The Purchaser further represents, agrees and acknowledges, for itself, that it:
(A)is knowledgeable, sophisticated and experienced in business and financial matters;
(B)has previously invested in securities similar to the Notes and the Common Shares, if any, issuable upon conversion thereof and fully understands the limitations on transfer described in Article XIII and the restrictions on sales and other dispositions in the Documents;
(C)is able to bear the economic risk of its investment in the Notes and the Common Shares, if any, issuable upon conversion thereof and is currently able to afford the complete loss of such investment;
(D)is an “accredited investor” as defined in Regulation D promulgated under the Securities Act and was not formed for the specific purpose of investing in the Notes and the Common Shares, if any, issuable upon conversion thereof;
(E)did not employ any broker or finder in connection with the transactions contemplated in this Agreement;
(F)understands that:
(A)the Notes and the Common Shares, if any, issuable upon conversion thereof have not been registered under the

Securities Act and are being issued by the Company in transactions exempt from the registration requirements of the Securities Act and the Company has not undertaken to register the Notes and the Common Shares, if any, issuable upon conversion thereof under the Securities Act or any state or blue sky law;
(B)the Notes and the Common Shares, if any, issuable upon conversion thereof may not be offered or sold except pursuant to an effective registration statement under the Securities Act or pursuant to an applicable exemption from registration under the Securities Act, subject to the terms relating to the restriction on sales in this Agreement and with respect to the Common Shares, the bye-laws of the Company and any shareholders’ aagreement in force at such time; and
(C)even if registered, no market for the Notes and the Common Shares, if any, issuable upon conversion thereof may develop;
(G)further understands that the exemption from registration afforded by Rule 144 (the provisions of which are known to the Purchaser) promulgated under the Securities Act depends on the satisfaction of various conditions, and that, if applicable, Rule 144 may afford the basis for sales only in limited amounts;
(H)has had access to all information that it believes is necessary, sufficient or appropriate in connection with its purchase of the Notes and the Common Shares, if any, issuable upon conversion thereof, has made an independent decision to purchase the Notes and the Common Shares, if any, issuable upon conversion thereof based on the information concerning the business and financial condition of the Company and its Subsidiaries, and other information available to it, which it has determined is adequate for that purpose; and
(I)understands that any projections provided to it are based on a number of assumptions and estimates that are inherently subject to significant business, economic and competitive risks, uncertainties and contingencies which are beyond the control of the Company, and that actual results may vary materially from the projections; and
Article III.
Provision of the Notes
Section 1.01The Notes. The Notes shall be in the aggregate original principal amount of Fifty Million Dollars ($50,000,000). The Notes shall be dated the Closing Date. The aggregate amount of the Notes shall, subject to the provisions for mandatory prepayment and acceleration contained herein, mature and be payable in full on the Final Maturity Date.
Section 1.02Interest.
(a)Interest shall be payable on the principal amount of the Notes, and to the maximum extent permitted by applicable Laws on any increase thereof as provided below, at the LIBOR Rate plus 6.0%, payable quarterly in cash on each Interest Payment Date.
(b)Interest on the Notes shall accrue from the Closing Date and shall accrue from day to day and shall be payable on (i) each Interest Payment Date (commencing on February [22], 2022) in arrears; (ii) the date of any prepayment in accordance with Article XI hereof (but only with respect to the principal amount of the Notes then prepaid) and (iii) maturity of the Notes, whether by acceleration or otherwise. All computations of interest hereunder shall be made on the basis of a 360-day year consisting of twelve 30-day months.
(c)[Reserved].
(d)The Purchaser and the Company intend to contract in strict compliance with applicable usury laws and other applicable Laws from time to time in effect. In furtherance thereof the Company stipulates and agrees that none of the terms and provisions contained in the Documents shall ever be construed to create a contract to pay, for the use, forbearance or detention of money, interest in excess of the maximum amount of interest permitted to be charged by applicable Laws from time to time in effect (the “Maximum Lawful Rate”). Neither the Company nor any present or future guarantors, endorsers, or other Persons hereafter becoming liable for payment of any Obligation under the Documents shall ever be liable for unearned interest thereon or shall ever be required to pay interest thereon in excess of the Maximum Lawful Rate, and the provisions of this Section 3.02(d) shall control over all other provisions of the Documents which may be in conflict or apparent conflict herewith. The Purchaser expressly disavow any intention to charge or collect excessive unearned interest or finance charges in the event the maturity of any Obligation under the Documents is accelerated. If (i) the maturity of any Obligation under the Documents is accelerated for any reason; (ii) any Obligation under the Documents is prepaid and as a result any amounts held to constitute interest are determined to be in excess of the Maximum Lawful Rate; or (iii) Purchaser or any other holder of any or all of the Obligations under the Documents shall otherwise collect money which is determined to constitute interest which would otherwise increase the interest on any or all of the Obligations under the Documents to an amount in excess of the Maximum Lawful Rate, then all sums determined to constitute interest in excess of such legal limit shall, without penalty, be promptly applied to reduce the then outstanding principal of the related Obligations or, at Purchaser’s or holder’s option, promptly returned to the Company or the other payor thereof upon such determination. In determining whether or not the interest paid or payable, under any specific circumstance, exceeds the Maximum Lawful Rate, the Company and the Purchaser (and any other payors thereof) shall to the greatest extent permitted under applicable law, (i) characterize any non-principal payment as an expense, fee or premium rather than as interest; (ii) exclude voluntary prepayments and the effects thereof; and (iii) amortize, prorate, allocate, and spread the total amount of interest throughout the entire contemplated term of the instruments evidencing the Obligations in accordance with the amounts outstanding from time to time thereunder. Notwithstanding anything to the contrary set forth in this Section 3.02(d), if a court of competent jurisdiction determines in a final order that the rate of interest payable hereunder exceeds the Maximum Lawful Rate, then so long as the Maximum Lawful Rate would be so exceeded, the rate of interest payable hereunder shall be equal to the Maximum Lawful Rate as in effect from time to time. In no event shall the total interest received by Purchaser pursuant to the terms hereof exceed the amount which Purchaser could lawfully have received had the interest due hereunder been calculated for the full term hereof at the Maximum Lawful Rate. If the Maximum Lawful Rate is calculated pursuant to this paragraph, such interest shall be calculated at a daily rate equal to the Maximum Lawful Rate divided by the number of days in the year in which such calculation is made. As used in this Section 3.02(d) only, the term “applicable law” means the applicable Laws of the State of New York or the applicable Laws of the United States, whichever applicable Laws allow the greater interest, as such applicable Laws now exist or may be changed or amended or come into effect in the future.
Section 1.03Default Interest. So long as any Default or Event of Default relating to or specified in clause (a) or (f) of Section 10.01 shall have occurred and be continuing, the Company shall pay, in cash on demand from time to time, interest to the extent permitted by applicable Laws at a rate per annum equal to the interest rate in Section 3.02(a) on (1) the overdue outstanding principal amount of the Notes and (2) any overdue interest thereon, and any other overdue fees and expenses reimbursable hereunder and other overdue Obligations under the Documents.
Section 1.04No Rights as Shareholders. Holders of Notes as such (prior to any conversion of the Notes made in accordance with Article VI or Article XI hereof), will not have any rights as shareholders of the Company (including voting rights and rights to receive any dividends or other distributions on Common Shares).
Section 1.05No Redemption. Neither the Company nor any Holder shall have the right to effect a mandatory prepayment of the Notes other than in accordance with Section 11.01 of this Agreement.
Section 1.06Scheduled Repayment. Any and all principal of the Notes remaining unpaid, together with all interest accrued but unpaid thereon, automatically and unconditionally shall be due and payable in full in cash on the Final Maturity Date.
Section 1.07Use of Proceeds. The Company shall use the proceeds of the sale of the Notes to fund its working capital needs and for general corporate purposes.
Section 1.08Security and Ranking. The Notes shall constitute direct, unconditional and unsecured obligations of the Company which shall at all times rank pari passu to the other unsecured obligations of the Company (except for claims which are mandatorily preferred by laws of general application to companies) and be subordinated to the Senior Finance Documents pursuant to the Intercreditor Agreement. Additionally, the Notes will not be guaranteed by, or benefit from any security from, any subsidiaries or affiliates of the Company. Notwithstanding any other provision of this Agreement or any other Document, this Agreement and the Documents are subject to the Intercreditor Agreement. In the event of any inconsistency between this Agreement, the Documents and the Intercreditor Agreement, the Intercreditor Agreement

shall prevail. The Holder agrees that it will be bound by and will take no actions contrary to the provisions of the Intercreditor Agreement.
Section 1.09Effect of Benchmark Transition Event.
(a)Benchmark Replacement. Notwithstanding anything to the contrary herein, upon the occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, the Company and the Holders may amend this Agreement to replace LIBOR with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. on the fifth (5th) Business Day after the such amendment is made. No replacement of LIBOR with a Benchmark Replacement pursuant to this Section titled “Effect of Benchmark Transition Event” will occur prior to the applicable Benchmark Transition Start Date.
(b)Benchmark Replacement Conforming Changes. In connection with the implementation of a Benchmark Replacement, the Company will have the right to make Benchmark Replacement Conforming Changes from time to time with the consent of the Holders and, notwithstanding anything to the contrary herein, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement. Notices; Standards for Decisions and Determinations. The Company will promptly notify the Holders of (i) any occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date and Benchmark Transition Start Date, (ii) the implementation of any Benchmark Replacement and (iii) the effectiveness of any Benchmark Replacement Conforming Changes. Any determination, decision or election that may be made by the Company, in each case with the consent of the Holders, pursuant to this Section titled “Effect of Benchmark Transition Event,” including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party hereto, except, in each case, as expressly required pursuant to this this Section 3.09.
(c)Notices; Standards for Decisions and Determinations. The Company will promptly notify the Holders of (i) any occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date and Benchmark Transition Start Date, (ii) the implementation of any Benchmark Replacement and (iii) the effectiveness of any Benchmark Replacement Conforming Changes. Any determination, decision or election that may be made by the Company, in each case with the consent of the Holders, pursuant to this Section titled “Effect of Benchmark Transition Event,” including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party hereto, except, in each case, as expressly required pursuant to this this Section 3.09.
Article IV.

Conditions Precedent to Borrowings
Section 1.01Conditions to Closing. The obligation of Purchaser to purchase the Notes hereunder on the Closing Date is subject to satisfaction of, or due waiver in accordance with Section 14.03 of, each of the following conditions precedent, except as otherwise agreed between the Company and the Purchaser:
(a)Issuance of the Notes. Pursuant to Section 2.02, the Company shall have issued and delivered $50,000,000 in aggregate original principal amount of the Notes to the Purchaser.
(b)[Reserved]
(c)The Purchaser’s receipt of the following, each of which shall be originals, facsimiles or copies in .pdf format (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer:
(i)counterparts of this Agreement and the Notes duly executed by each party thereto;
(ii)such certificate of good standing of the Company issued by the Bermuda Registrar of Companies, certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of the Company evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Documents to which the Company is a party or is to be a party on the Closing Date and including certification by a Responsible Officer that (x) the documents referred to in clause (iv) below are in full force and effect as of the Closing Date and (y) the condition specified in clause (f) below has been satisfied (it being acknowledged that the conditions specified in this Section 4.01(c)(ii) shall be deemed satisfied to the extent such documents are delivered substantially simultaneously with the consummation of the Transactions);
(iii)an opinion from Kirkland & Ellis LLP, special New York counsel to the Company;
(iv)an opinion from Conyers Dill & Pearman, special Bermuda counsel to the Company; and
(v)copies of the Plan Support and Lock-Up Agrement (the “PSA”) and the schedules and exhibits thereto, duly executed by the parties thereto.
(d)[Reserved.]
(e)Prior to or substantially simultaneously with the Closing, the Company shall have paid all of the reasonable and documented attorneys’ fees and disbursements of Cadwalader, Wickersham & Taft LLP incurred by Purchaser in connection with the consummation of the transactions contemplated herein.

(f)At least three (3) calendar days prior to the Closing Date, the Purchaser shall have received all documentation and other information about the Company reasonably requested in writing by the Purchaser at least five (5) Business Days prior to the Closing Date in order to allow the Purchaser to comply with applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act.
(g)The Specified Representations shall be true and correct in all material respects (or, if qualified by “materiality”, “Material Adverse Effect” or similar language, in all respects (after giving effect to such qualification)) on and as of the Closing Date.
For purposes of determining compliance with the conditions specified in this Section 4.01, the Purchaser shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to Purchaser unless the Company shall have received notice from Purchaser prior to the proposed Closing Date specifying its objection thereto.
Article V.
Holders’ Special Rights
The Company hereby agrees to grant to Holder the following special rights:
Section 1.01Service Charges. No service charge shall be made for any registration of transfer or exchange of the Notes, but the Company may require payment of a sum sufficient to cover any Tax that may be imposed in connection with any registration of transfer or exchange of Notes, other than exchanges pursuant to Section 5.03 hereof not involving any transfer.
Section 1.02Direct Payment.
(a)The Company will pay or cause to be paid all amounts payable with respect to any Note (without any presentment of such Note and without any notation of such payment being made thereon) by crediting (before 2:00 p.m., New York time on the date when due in accordance with this Agreement and/or the Note), by intra-bank or federal funds wire transfer to Holder’s account in any bank as may be designated and specified in writing by Holder at least two (2) Business Days prior to the applicable payment. Purchaser’s initial bank account for this purpose is on its signature page hereto.
(b)Notwithstanding anything to the contrary contained in the Notes, if any principal payable with respect to a Note is payable on a Legal Holiday, then the Company will pay such amount on the next succeeding Business Day, and interest will accrue on such amount until the date on which such amount is paid and payment of such accrued interest will be made concurrently with the payment of such amount; provided, that the Company may elect to pay in full (but not in part) any such amount on the last Business Day prior to the date such payment otherwise would be due.

(c)Notwithstanding anything to the contrary contained in the Notes, if any interest payable with respect to a Note is payable on a Legal Holiday, then the Company will pay such amount on the next succeeding Business Day.
Section 1.03Lost, etc. Notes. Notwithstanding any provision in any Document to the contrary, if any Note is mutilated, destroyed, lost or stolen, then the affidavit of the Holder’s treasurer or assistant treasurer (or other authorized officer), briefly setting forth the circumstances with respect to such mutilation, destruction, loss or theft, will be accepted as satisfactory evidence thereof, and no indemnity, security or payment of charges or expenses will be required as a condition to the execution and delivery by the Company with respect to such Note, of new Notes for a like amount, in substitution therefor, other than Purchaser’s or Holder’s reasonably satisfactory unsecured written agreement to indemnify the Company. If requested by Holder, the Company shall issue replacement Notes following any merger, amalgamation or consolidation of the Company not prohibited by this Agreement.
Section 1.04[Reserved.]
Section 1.05Certain Tax Matters.
(a)Any and all payments by or on account of any obligation of the Company under the Documents shall be made without deduction or withholding for any Taxes, except as required by applicable Law. If any applicable Law (as determined in the good faith discretion of the Company) requires the deduction or withholding of any Tax from any such payment, then the Company or other applicable withholding agent shall be entitled to make such deduction or withholding and account to the relevant taxing authority therefor as required.  In making such deduction or withholding and remitting the balance of such payment as remains thereafter to the affected Holder, the Company shall for all purposes be regarded as having discharged in full its obligation to make the payment in question to such Holder.
(b)Any Holder that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Document (including with respect to FATCA) shall (i) if it wishes to rely on such exemption or reduction notify the Company thereof, and (ii) deliver to the Company, at the time or times reasonably requested by the Company, such properly completed and executed documentation reasonably requested by the Company as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Holder, if reasonably requested by the Company, shall deliver such other documentation prescribed by applicable Law or reasonably requested by the Company as will enable the Company to determine whether or not such Holder is subject to backup withholding or information reporting requirements (including with respect to FATCA).

Article VI.
Conversion

Section 1.01Right to Convert. Subject to and upon compliance with the provisions of this Agreement, Holder shall have the right, at Holder’s option, at any time during the applicable Conversion Period, to convert the entire principal amount of the Notes (in full and not in part) into Common Shares, at the Conversion Rate in effect on the Conversion Date for the Notes. Notwithstanding anything to the contrary:
(a)Notes may be surrendered for conversion only after the Open of Business and before the Close of Business on a day that is a Business Day;
(b)in no event may the Notes be converted after the Close of Business on the Business Day that is ten (10) Business Days before the Final Maturity Date;
(c)in no event will the Notes be converted unless and until all applicable waiting periods (and any extension thereof) prescribed by the HSR Act or any applicable foreign equivalent, if any, have expired or been terminated; and
(d)in no event will the Notes be converted and Common Shares issued in exchange unless and until all applicable consents, authorizations and/or permissions of any Governmental Authority (including the Bermuda Monetary Authority) as required by applicable Laws have been obtained.
Section 1.02Conversion Procedure.
(a)In order to exercise the conversion right with respect to the Notes, Holder shall:
(i)complete and manually sign the conversion notice in the form set out in Exhibit B hereto (or a facsimile of such conversion notice) and deliver the same to the Company;
(ii)surrender the Note to the Company;
(iii)if required, furnish appropriate endorsements and transfer documents,
(iv)if required pursuant to Section 6.06, pay any transfer taxes or duties; and
(v)if required, pay funds equal to interest payable on the next Interest Payment Date as required by Section 6.03(d).
The date on which Holder satisfies all of the applicable requirements set forth above is the “Conversion Date”.
The conversion shall be deemed to have been effected as to the Notes on the Conversion Date for such conversion, and the Holder shall be deemed to have become the holder of record of such Common Shares as of the Close of Business on the Conversion Date for such conversion.
(b)Each Common Share issued upon conversion of the Notes shall be subject to the Restricted Share Legend as set forth in Section 2.08.

Section 1.03Settlement upon Conversion Into Common Shares.
(a)Upon conversion of the Notes, the type and amount of consideration due in respect of each $1,000 principal amount of Notes will be a number of Common Shares equal to the Conversion Rate, rounded down to the nearest whole Common Share, with no consideration or other payment due as a result of any fractional Common Share.
(b)Subject to Section 6.05, the Company will deliver the consideration due upon conversion of the Notes on or before the third (3rd) Business Day after the Conversion Date for such conversion.
(c)Subject to Section 6.03(d), upon conversion, Holder shall not receive any separate cash payment for accrued and unpaid interest.
(d)If the Conversion Date for the Notes is after a Regular Record Date and before the next Interest Payment Date, then (i) the Holder will receive, on such Interest Payment Date, the interest that would have accrued on the Notes to, and been payable on, such Interest Payment Date notwithstanding the conversion; and (ii) the Notes, when surrendered for conversion, must be accompanied by funds equal to the amount of such interest; provided, however, that (x) no such payment need be made for a conversion whose Conversion Date occurs following the Regular Record Date immediately preceding the Final Maturity Date or (y) to the extent of any overdue interest, if any overdue interest exists at the time of conversion with respect to such Note.
(e)By delivery to the Holder of the consideration due upon conversion of the Notes, the Company will be deemed to satisfy in full its obligation to pay the principal amount of the Notes and all accrued and unpaid interest to, but excluding, the Conversion Date. Upon conversion of the Notes, all accrued and unpaid interest to, but excluding, the Conversion Date will be deemed to be paid in full rather than cancelled, extinguished or forfeited, subject to Section 6.03(d).
(f)Common Shares issued upon a conversion shall be delivered pursuant to a book
(g)entry, and in no event shall paper certificates be issued or delivered, except upon the request and with the consent of the Holder receiving the same. The Company covenants that all Common Shares issued upon conversion of Notes will be fully paid and non-assessable by the Company and free from all taxes, liens and charges with respect to the issue thereof.
Section 1.04Adjustment of Conversion Rate. The Conversion Rate shall be adjusted from time to time by the Company if any of the following events occurs as described below:
(a)If the Company issues solely Common Shares as a dividend, bonus issue or distribution on all or substantially all of the Common Shares, or the Company effects a share split or share combination applicable to all Common Shares (in each case excluding an issuance solely pursuant to a Common Shares Change Event, to which the provisions set forth in Section 6.05 will apply), the Conversion Rate will be adjusted based on the following formula:

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where,
CR0    =    the Conversion Rate in effect immediately prior to the Close of Business on the Record Date of such dividend, bonus issue or distribution, or immediately prior to the Open of Business on the effective date of such share split or share combination, as applicable;
CR1    =    the Conversion Rate in effect immediately after the Close of Business on such Record Date or immediately after the open of business on the effective date of such share split or share combination, as applicable;
OS0    =    the number of Common Shares issued and outstanding immediately prior to the Close of Business on such Record Date or immediately prior to the effective date of such share split or share combination, as applicable; and
OS1    =    the number of Common Shares issued and outstanding immediately after giving effect to such dividend, bonus issue, distribution, share split or share combination.
If any dividend, bonus issue, distribution, share split or share combination of the type described in this Section 6.04(a) is declared but not so paid or made, the Conversion Rate shall be immediately readjusted, effective as of the date the Company (acting by its Board of Directors) determines not to pay or make such dividend, bonus issue or distribution or to effect such share split or share combination, to the Conversion Rate that would then be in effect if such dividend, bonus issue, distribution, share split or share combination had not been declared or announced.
(b)[Reserved.]
(c)If the Company issues to all or substantially all holders of its Common Shares any rights, options or warrants entitling them, for a period of not more than forty-five (45) calendar days after the announcement date of such issuance, to subscribe for or purchase Common Shares at a price per share that is less than the average of the Market Price of the Common Shares for the ten (10) consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the date of announcement of such issuance, the Conversion Rate shall be increased based on the following formula:
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where,
CR0    =    the Conversion Rate in effect immediately prior to the open of business on the Ex-Dividend Date for such issuance;
CR1    =    the Conversion Rate in effect immediately after the open of business on such Ex-Dividend Date;

OS0    =    the number of Common Shares issued and outstanding immediately prior to the open of business on such Ex-Dividend Date;
X    =    the total number of Common Shares issuable pursuant to such rights, options or warrants; and
Y    =    the number of Common Shares equal to the aggregate price payable to exercise such rights, options or warrants, divided by the average of the Market Price of the Common Shares over the ten (10) consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the date of announcement of the issuance of such rights, options or warrants.
Any increase made under this Section 6.04(c) shall be made successively whenever any such rights, options or warrants are issued and shall become effective immediately after the open of business on the Ex-Dividend Date for such issuance. To the extent that Common Shares are not delivered after the expiration of such rights, options or warrants, the Conversion Rate shall be decreased to the Conversion Rate that would then be in effect had the increase with respect to the issuance of such rights, options or warrants been made on the basis of delivery of only the number of Common Shares actually delivered. If such rights, options or warrants are not so issued, the Conversion Rate shall be decreased to the Conversion Rate that would then be in effect if such Ex-Dividend Date for such issuance had not occurred.
For the purpose of this Section 6.04(c), in determining whether any rights, options or warrants entitle the holders to subscribe for or purchase Common Shares at less than such average of the Market Price of the Common Shares for the ten (10) consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the date of announcement of such issuance, and in determining the aggregate offering price of such Common Shares, there shall be taken into account any consideration received by the Company for such rights, options or warrants and any amount payable on exercise or conversion thereof, the value of such consideration, if other than cash, to be determined by the Board of Directors.
(d)If the Company distributes shares of its Capital Stock, evidences of its indebtedness, other assets or property of the Company or rights, options or warrants to acquire its Capital Stock or other securities, to all or substantially all holders of the Common Shares, excluding (i) dividends, distributions or issuances as to which an adjustment was effected pursuant to Section 6.04(a) or Section 6.04(c), (ii) dividends or distributions paid exclusively in cash as to which an adjustment was (or was not required to be) effected pursuant to Section 6.04(e), and (iii) Spin-Offs as to which the provisions set forth below in this Section 6.04(d) shall apply (any of such shares of Capital Stock, evidences of indebtedness, other assets or property or rights, options or warrants to acquire Capital Stock or other securities of the Company, the “Distributed Property”), then the Conversion Rate shall be increased based on the following formula:
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where,

CR0    =    the Conversion Rate in effect immediately prior to the open of business on the Ex-Dividend Date for such distribution;
CR1    =    the Conversion Rate in effect immediately after the open of business on such Ex-Dividend Date;
SP0    =    the average of the Market Price of the Common Shares over the ten (10) consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the Ex-Dividend Date for such distribution; and
FMV    =    the Fair Market Value of the Distributed Property distributed with respect to each issued and outstanding share of Common Shares on the Ex-Dividend Date for such distribution.
Any increase made under the portion of this Section 6.04(d) above shall become effective immediately after the open of business on the Ex-Dividend Date for such distribution. If such distribution is not so paid or made, the Conversion Rate shall be decreased to the Conversion Rate that would then be in effect if such distribution had not been declared. Notwithstanding the foregoing, if “FMV” (as defined above) is equal to or greater than “SP0” (as defined above), in lieu of the foregoing increase, Holder shall receive at the same time and upon the same terms as holders of the Common Shares, without having to convert its Notes, the amount and kind of Distributed Property Holder would have received if Holder owned a number of Common Shares equal to the Conversion Rate in effect on the Ex-Dividend Date for the distribution. If the Company (acting by its Board of Directors) determines the “FMV” (as defined above) of any distribution for purposes of this Section 6.04(d) by reference to the actual or when-issued trading market for any securities, it shall in doing so consider the prices in such market over the same period used in computing “SP0.”
With respect to an adjustment pursuant to this Section 6.04(d) where there has been a payment of a dividend or other distribution on the shares of Capital Stock of any class or series, or similar equity interest, of or relating to a Subsidiary or other business unit of the Company, that are, or, when issued, will be, listed or admitted for trading on a U.S. national or European securities exchange (a “Spin-Off”), the Conversion Rate shall be increased based on the following formula:
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where,
CR0    =    the Conversion Rate in effect immediately prior to end of the Close of Business on the Record Date for such Spin-Off;
CR1    =    the Conversion Rate in effect immediately after the end of the Close of Business on the Record Date for such Spin-Off;

FMV0    =    the average of the Market Price of the Capital Stock or similar equity interest distributed to holders of the Common Shares applicable to one Common Share (determined by reference to the definition of “Market Price” as if references therein to Common Shares were to such Capital Stock or similar equity interest) over the first ten (10) consecutive Trading Day period from, and including, the Ex-Dividend Date of the Spin-Off (such period, the “Valuation Period”); and
MP0    =    the average of the Market Price of the Common Shares over the Valuation Period.
The increase to the Conversion Rate under the preceding paragraph shall occur on the last Trading Day of the Valuation Period; provided, however, that in respect of any conversion of Notes during the Valuation Period, references in the portion of this Section 6.04(d) related to Spin-Offs with respect to ten (10) Trading Days shall be deemed to be replaced with such lesser number of Trading Days as have elapsed from, and including, the Ex-Dividend Date of such Spin-Off to, but excluding, the Conversion Date in determining the Conversion Rate. If the Ex-Dividend Date of the Spin-Off is after the tenth (10th) Trading Day immediately preceding, and including, the end of any Observation Period in respect of a conversion of Notes, references in the portion of this Section 6.04(d) related to Spin-Offs with respect to ten (10) Trading Days shall be deemed to be replaced, solely in respect of that conversion of Notes, with such lesser number of Trading Days as have elapsed from, and including, the Ex-Dividend Date for the Spin-Off to, and including, the last Trading Day of such Observation Period.
For purposes of this Section 6.04, “Observation Period” shall mean with respect to any Notes surrendered for conversion the 20 consecutive Trading Days beginning on, and including, the 21st Trading Day immediately preceding the Conversion Date.1
For purposes of this Section 6.04(d) (and subject in all respects to Section 6.04(g)), rights, options or warrants distributed by the Company to all holders of its Common Shares entitling them to subscribe for or purchase shares of the Company’s Capital Stock, including Common Shares (either initially or under certain circumstances), which rights, options or warrants, until the occurrence of a specified event or events (“Trigger Event”): (i) are deemed to be transferred with such Common Shares; (ii) are not exercisable; and (iii) are also issued in respect of future issuances of the Common Shares, shall be deemed not to have been distributed for purposes of this Section 6.04(d) (and no adjustment to the Conversion Rate under this Section 6.04(d) will be required) until the occurrence of the earliest Trigger Event, whereupon such rights, options or warrants shall be deemed to have been distributed and an appropriate adjustment (if any is required) to the Conversion Rate shall be made under this Section 6.04(d). If any such right, option or warrant, including any such existing rights, options or warrants distributed prior to the date of this Agreement, are subject to events, upon the occurrence of which such rights, options or warrants become exercisable to purchase different securities, evidences of indebtedness or other assets, then the date of the occurrence of any and each such event shall be deemed to be the date of distribution and Ex-Dividend Date with respect to new rights, options or warrants with such rights (in which case the existing rights, options or warrants
1     W&C NTD: The term “Observation Period” is also used in Section 6.04(f). Definition to be included there also, or definition to refer to both Sections and be moved to Article I.

shall be deemed to terminate and expire on such date without exercise by any of the holders thereof). In addition, in the event of any distribution (or deemed distribution) of rights, options or warrants, or any Trigger Event or other event (of the type described in the immediately preceding sentence) with respect thereto that was counted for purposes of calculating a distribution amount for which an adjustment to the Conversion Rate under this Section 6.04(d) was made, (1) in the case of any such rights, options or warrants that shall all have been redeemed or purchased without exercise by any holders thereof, upon such final redemption or purchase (x) the Conversion Rate shall be readjusted as if such rights, options or warrants had not been issued and (y) the Conversion Rate shall then again be readjusted to give effect to such distribution, deemed distribution or Trigger Event, as the case may be, as though it were a cash distribution, equal to the per share redemption or purchase price received by a holder or holders of Common Shares with respect to such rights, options or warrants (assuming such holder had retained such rights, options or warrants), made to all holders of Common Shares as of the date of such redemption or purchase, and (2) in the case of such rights, options or warrants that shall have expired or been terminated without exercise by any holders thereof, the Conversion Rate shall be readjusted as if such rights, options and warrants had not been issued.
For purposes of Section 6.04(a), Section 6.04(c) and this Section 6.04(d), if any dividend, bonus issue or distribution to which this Section 6.04(d) is applicable also includes one or both of:
(A)a dividend, bonus issue or distribution of Common Shares to which Section 6.04(a) is applicable (the “Clause A Distribution”); or
(B)a dividend or distribution of rights, options or warrants to which Section 6.04(c) is applicable (the “Clause C Distribution”), then (1) such dividend, bonus issue or distribution, other than the Clause A Distribution and the Clause C Distribution, shall be deemed to be a dividend, bonus issue or distribution to which this Section 6.04(d) is applicable (the “Clause D Distribution”) and any Conversion Rate adjustment required by this Section 6.04(d) with respect to such Clause D Distribution shall then be made, and (2) the Clause A Distribution and Clause C Distribution shall be deemed to immediately follow the Clause D Distribution and any Conversion Rate adjustment required by Section 6.04(a) and Section 6.04(c) with respect thereto shall then be made, except that, if determined by the Company (I) the “Ex-Dividend Date” of the Clause A Distribution and the Clause C Distribution shall be deemed to be the Ex-Dividend Date of the Clause D Distribution and (II) any Common Shares included in the Clause A Distribution or Clause C Distribution shall be deemed not to be “issued and outstanding immediately prior to the open of business on such Ex-Dividend Date or Effective Date” within the meaning of Section 6.04(a) or “issued and outstanding immediately prior to the open of business on such Ex-Dividend Date” within the meaning of Section 6.04(c).
(e)If any cash dividend or distribution is made to all or substantially all holders of the Common Shares, other than a cash dividend that does not exceed $0.10 per Common Share in any quarter (the “Initial Dividend Threshold”), the Conversion Rate shall be adjusted based on the following formula:

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where,
CR0    =    the Conversion Rate in effect immediately prior to the open of business on the Ex-Dividend Date for such dividend or distribution;
CR1    =    the Conversion Rate in effect immediately after the open of business on the Ex-Dividend Date for such dividend or distribution;
SP0    =    the Market Price of the Common Shares on the Trading Day immediately preceding the Ex-Dividend Date for such dividend or distribution;
T    =    the Initial Dividend Threshold; provided, that if the dividend or distribution exceeds $0.10 per Common Share in any quarter, the Initial Dividend Threshold shall be deemed to be zero2; and
C    =    the amount in cash per share of Common Shares the Company distributes to all or substantially all holders of Common Shares.
The Initial Dividend Threshold shall be subject to adjustment in a manner inversely proportional to adjustments to the Conversion Rate; provided, that no adjustment shall be made to the Initial Dividend Threshold for any adjustment to the Conversion Rate pursuant to this Section 6.04(e).
Any increase pursuant to this Section 6.04(e) shall become effective immediately after the open of business on the Ex-Dividend Date for such dividend or distribution. If such dividend or distribution is not so paid, the Conversion Rate shall be decreased, effective as of the date the Board of Directors determines not to make or pay such dividend or distribution, to be the Conversion Rate that would then be in effect if such dividend or distribution had not been declared. Notwithstanding the foregoing, if “C” (as defined above) is equal to or greater than “SP0” (as defined above), in lieu of the foregoing increase, Holder shall receive at the same time and upon the same terms as holders of Common Shares without having to convert its Notes, the amount of cash that Holder would have received if Holder owned a number of Common Shares equal to the Conversion Rate on the Ex-Dividend Date for such cash dividend or distribution.
(f)If the Company or any of its Subsidiaries make a payment in respect of a tender or exchange offer for the Common Shares, to the extent that the cash and value of any other consideration included in the payment per Common Share exceeds the average of the Market Price of the Common Shares over the 10 consecutive Trading Day period commencing on, and including, the Trading Day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer, the Conversion Rate shall be increased based on the following formula:

2     W&C NTD: Please clarify the basis for determining the $0.10 threshold. Note to W&C: this is a very common form threshold in convertible securities. We are happy to discuss a different figure if preferred.

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where,
CR0    =    the Conversion Rate in effect immediately prior to the close of business on the 10th Trading Day immediately following, and including, the Trading Day next succeeding the date such tender or exchange offer expires (the “Expiration Date”);
CR1    =    the Conversion Rate in effect immediately after the close of business on the 10th Trading Day immediately following, and including, the Trading Day next succeeding the Expiration Date;
AC    =    the aggregate value of all cash and any other consideration (as determined by the Board of Directors) paid or payable for Common Shares purchased in such tender or exchange offer;
OS0    =    the number of Common Shares issued and outstanding immediately prior to the Expiration Date (prior to giving effect to the purchase of all Common Shares accepted for purchase or exchange in such tender or exchange offer);
OS1    =    the number of Common Shares issued and outstanding immediately after the Expiration Date (after giving effect to the purchase of all Common Shares accepted for purchase or exchange in such tender or exchange offer); and
SP1    =    the average of the Market Price of the Common Shares over the 10 consecutive Trading Day period commencing on, and including, the Trading Day next succeeding the Expiration Date.
The increase to the Conversion Rate under this Section 6.04(f) shall occur at the close of business on the 10th Trading Day immediately following, and including, the Trading Day next succeeding the Expiration Date; provided, that in respect of any conversion of Notes within the ten (10) Trading Days immediately following, and including, the Trading Day next succeeding any Expiration Date, references in this Section 6.04(f) with respect to ten (10) Trading Days shall be deemed replaced with such lesser number of Trading Days as have elapsed between such Expiration Date and the Conversion Date in determining the Conversion Rate. In addition, if the Trading Day next succeeding the Expiration Date is after the tenth (10th) Trading Day immediately preceding, and including, the end of any Observation Period in respect of a conversion of Notes, references in this Section 6.04(f) to ten (10) Trading Days shall be deemed to be replaced, solely in respect of that conversion of Notes, with such lesser number of Trading Days as have elapsed from, and including, the Trading Day next succeeding the Expiration Date to, and including, the last Trading Day of such Observation Period.
(g)If the Company has a shareholder rights plan in effect upon conversion of the Notes into Common Shares, each Common Share, if any, issued upon such conversion shall be entitled to receive the appropriate number of rights, if any, and any physical certificate representing the Common Shares issued upon such conversion shall bear such legends, if any, in each case as may be provided by the terms of any such shareholder rights plan, as the same may be amended from time to time. If however, prior to the conversion of Notes, the rights have separated from the Common Shares in accordance with the provisions of the applicable shareholder rights plan, the Conversion Rate shall be adjusted at the time of separation as if the Company distributed to all or substantially all holders of the Common Shares Distributed Property as provided in Section 6.04(d), subject to readjustment in the event of the expiration, termination or redemption of such rights
(h)In addition to those Conversion Rate adjustments required by Sections 6.04(a) through 6.04(g), the Company, from time to time, may (but is not required to) (i) increase the Conversion Rate by any amount for a period of at least twenty (20) Business Days if the Board of Directors determines that such increase would be in the Company’s best interest and (ii) increase the Conversion Rate to avoid or diminish any income tax to holders of Common Shares or rights to purchase Common Shares in connection with any dividend or distribution of Common Shares (or rights to acquire Common Shares) or similar event.
(i)Notwithstanding anything to the contrary, the Conversion Rate will not be adjusted:
(i)for a change in the par value of the Common Shares; or
(ii)for accrued and unpaid interest, if any, on the Notes.
(j)Adjustments to the Conversion Rate under this Article VI shall be calculated to the nearest cent or to the nearest one-ten thousandth (1/10,000th) of a Common Share. Notwithstanding anything to the contrary in Section 6.04, no adjustment shall be made to the Conversion Rate unless such adjustment would require a change of at least one percent (1%) in the Conversion Rate, and any adjustment that would otherwise be required to be made shall be carried forward and taken into account in any future adjustment; provided, however, that upon conversion of the Notes, the Company shall give effect to all adjustments that the Company otherwise has deferred pursuant to this sentence, and those adjustments will no longer be carried forward and taken into account in any future adjustment.
(k)After any adjustment to the Conversion Rate pursuant hereto, the Company shall prepare and send to Holders, within twenty (20) days of the effective date of such adjustment, a notice of such adjustment setting forth the adjusted Conversion Rate and the date on which each adjustment became effective. Failure to deliver such notice shall not affect the legality or validity of any such adjustment.
(l)For purposes of this Section 6.04, the number of Common Shares at any time issued and outstanding shall not include shares held in the treasury of the Company, so long as the Company does not pay any dividend or make any distribution on such treasury shares, but shall include shares issuable as fractions of Common Shares.
Section 1.05Effect of Reclassification, Consolidation, Merger, Sale, Etc.. In the case of (i) any recapitalization, reclassification or change of the Common Shares (other than changes resulting solely from a subdivision or combination, any share dividends or any change in par value), (ii) any consolidation, merger, amalgamation or combination involving the Company, (iii) any sale, lease or other transfer to a third party of all or substantially all of the consolidated assets of the Company and its Subsidiaries, taken as a whole, or (iv) any statutory share exchange, in each case, as a result of which the Common Shares would be converted into, or exchanged for, or represent solely the right to receive, shares, other securities or other property or assets (including cash or any combination thereof) (any such event, a “Common Shares Change Event”, and such shares, securities, property or assets, the “Reference Property”, and the amount and kind of Reference Property that a holder of one (1) Common Share would be entitled to receive on account of such Common Shares Change Event (without giving effect to any arrangement not to issue fractional shares of securities or other property), each a “Reference Property Unit”), then, notwithstanding anything to the contrary,
(a)at the effective time of such Common Shares Change Event, the consideration due upon conversion the Notes will be determined in the same manner as if each reference to any number of Common Shares in this Article VI (or in any related definitions) were instead a reference to the same number of Reference Property Units;
(b)if such Reference Property Unit consists entirely of cash, then, in respect of all conversions whose Conversion Date occurs on or after the effective date of such Common Shares Change Event, the Company will pay the cash due upon such conversions no later than the third (3rd) Business Day after the relevant Conversion Date;
(c)the Company shall promptly execute, and the Holder shall counter-sign, a supplemental agreement pursuant to Section 14.03 hereof that (1) will provide for subsequent conversions of Notes in the manner set forth in this Section 6.05; (2) will provide for subsequent adjustments to the Conversion Rate pursuant to Section 6.04 hereof in a manner consistent with this Section 6.05; and (3) may contain such other provisions as (i) the Company in good faith determines are appropriate to preserve the economic interests of the Holder and to give effect to the provisions of this Section 6.05 and (ii) to which the Holder reasonably agrees.
If such Common Shares Change Event causes the Common Shares to be converted into, or exchanged for, or represent solely the right to receive, more than a single type of consideration (determined based in part upon any form of shareholder election), the composition of the Reference Property Unit will be deemed to be the weighted average of the types and amounts of consideration received by the holders of Common Shares that affirmatively make such an election. The Company shall notify Holder of such weighted average as soon as practicable after such determination is made.
The Company shall not become a party to any Common Shares Change Event unless its terms are consistent with this Section 6.05. None of the foregoing provisions shall affect the right of Holder to convert its Notes as set forth in Article VI and Section 6.02 prior to the effective date of such Common Shares Change Event, nor shall any of the foregoing provisions affect the right of any Holder to convert its Notes as set forth in Article XI hereof.
Section 1.06Taxes on Shares Issued. Any issue of Common Shares upon the conversion of the Notes shall be made without charge to the Holder for any documentary,

transfer, stamp or any similar tax in respect of the issue thereof, and the Company shall pay any and all documentary, stamp or similar issue or transfer taxes or duties that may be payable in respect of the issue or delivery of Common Shares, if any, upon conversion of the Notes pursuant hereto. The Company shall not, however, be required to pay any such tax which may be payable in respect of any transfer involved in the issue and delivery of shares in any name other than that of the Holder, and, in addition to any other requirements or conditions set forth herein, the Company shall not be required to issue or deliver any such shares unless and until the Person or Persons requesting the issue thereof shall have paid to the Company the amount of such tax or shall have established to the satisfaction of the Company that such tax has been paid.
Section 1.07Reservation of Shares; Listing. The Company shall at all times hold, out of its authorized but unissued shares or shares held in treasury, sufficient Common Shares to provide for the conversion of the Notes. The Company will use its best efforts to cause all Common Shares issued upon conversion of the Notes to be listed on such securities exchange(s) upon which the Common Shares are then listed, if any.
Section 1.08Company Determination Final. Any determination that the Board of Directors contemplated pursuant to this Article VI shall be conclusive if made in good faith and in accordance with the provisions of this Article VI, absent manifest error.
Article VII.
Representations and Warranties
To induce the Purchaser to enter into this Agreement, the Company represents and warrants each of the following to the Purchaser on and as of the Closing Date and after giving effect to the purchase of the Notes and other financial accommodations on the Closing Date:
Section 1.01Existence, Qualification and Power; Compliance with Laws. The Company and each of its Restricted Subsidiaries that is a material subsidiary (a) is a Person duly incorporated, organized or formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization (to the extent such concept exists in such jurisdiction), (b) has all corporate or other organizational power and authority to (i) own its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Documents to which it is a party, (c) is duly qualified and in good standing (to the extent such concept exists) under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, (d) is in compliance with all applicable Laws, orders, writs, injunctions and orders and (e) has all requisite governmental licenses, authorizations, consents and approvals to operate its business as currently conducted; except in each case referred to in clause (c), (d) or (e), to the extent that failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
Section 1.02Authorization; No Contravention.
(a)The execution, delivery and performance by the Company of each Document to which it is a party has been duly authorized by all necessary corporate or other organizational action.

(b)Neither the execution, delivery and performance by the Company of each Document to which the Company is a party nor the consummation of the Transactions will (i) contravene the terms of any of its Organization Documents; (ii) result in any breach or contravention of, or the creation of any Lien upon any of the property or assets of the Company or any of the Restricted Subsidiaries under (A) any Contractual Obligation to which the Company is a party or affecting the Company or the properties of the Company or any of its Subsidiaries or (B) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which the Company or its property is subject; or (iii) violate any applicable Law; except with respect to any breach, contravention or violation (but not creation of Liens) referred to in clauses (ii) and (iii), to the extent that such breach, contravention or violation would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
Section 1.03Governmental Authorization. No material approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority is necessary or required in connection with the execution, delivery or performance by, or enforcement against, the Company of this Agreement or any other Document, except for (i) the approvals, consents, exemptions, authorizations, actions, notices and filings that have been duly obtained, taken, given or made and are in full force and effect, (ii) any approvals, consents, permissions from or notification and filings to the Bermuda Monetary Authority that may be required in connection with the issue and/or transfer of any Common Shares upon the conversation of the Notes, and (iii) those approvals, consents, exemptions, authorizations or other actions, notices or filings, the failure of which to obtain or make would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
Section 1.04Binding Effect. This Agreement and each other Document has been duly executed and delivered by the Company. This Agreement and each other Document constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by Debtor Relief Laws and by general principles of equity and principles of good faith and fair dealing.
    Section 7.05    Solvency. On and immediately after the Closing Date, the Company and its subsidiaries (after giving effect to the issuance of the Notes and the other transactions related thereto) will be Solvent. As used in this paragraph, the term “Solvent” means, with respect to a particular date, that on such date (i) the present Fair Market Value (or present fair saleable value) of the assets of the Company and its subsidiaries are not less than the total amount required to pay the liabilities of the Company and its subsidiaries on their total existing debts and liabilities (including contingent liabilities) as they become absolute and matured; (ii) the Company and its subsidiaries are able to realize upon their assets and pay their debts and other liabilities, contingent obligations and commitments as they mature and become due in the normal course of business; (iii) assuming consummation of the issuance of the Notes as contemplated by this Agreement, the Company and its subsidiaries are not incurring debts or liabilities beyond their ability to pay as such debts and liabilities mature; and (iv) the Company and its subsidiaries are not a defendant in any civil action that would result in a judgment that the Company and its subsidiaries are or would become unable to satisfy.

Article VIII.
Affirmative Covenants
With respect to each Section in this Article VIII, so long as any of the Notes remain unpaid and outstanding, the Company covenants to the Holders of outstanding Notes, that:
Section 1.01Payment of Notes. The Company will pay or cause to be paid the principal of, premium, if any, and interest on the Notes on the dates and in the manner provided in the Notes.
Section 1.02Maintenance of Office or Agency. The Company shall maintain an office or agency where Notes may be presented or surrendered for registration of transfer or exchange or for payment or repurchase or for conversion and where notices and demands to or upon the Company in respect of the Notes and this Agreement may be served. The Company shall give prompt written notice to the Holder of the location, and any change in the location, of such office or agency. The Company may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations. The Company shall give prompt written notice to the Holder of any such designation or rescission and of any change in the location of any such other office or agency.
Section 1.03The Company shall preserve, renew and maintain in full force and effect its legal existence under the Laws of the jurisdiction of its incoporation; and take all reasonable action to maintain all rights, privileges (including its good standing), permits, licenses and franchises necessary or desirable in the normal conduct of its business; except the Company shall not be required to preserve any of the foregoing if, in the judgment of the Company, the preservation thereof is no longer desirable in the conduct of the business of the Company.
Article IX.
[RESERVED.]
Article X.
Events of Default and Remedies
Section 1.01Events of Default. Each of the following events shall constitute an “Event of Default”:
(a)the Company fails to pay to the Holder (i) the principal amount of the Notes as and when due, (ii) within five (5) Business Days after the same becomes due any interest on the Notes or any fees or any other obligations or (iii) fails to convert the Notes to Common Shares as required under this Agreement;

(b)the Company shall (i) apply for or consent to the appointment of a receiver, trustee, liquidator or custodian of itself or of all or a substantial part of its property, (ii) admit in writing its inability to pay its debts generally as they mature, (iii) make a general assignment for the benefit of its or any of its creditors, (iv) be dissolved or liquidated, (v) commence a voluntary case or other proceeding seeking liquidation, winding up, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or consent to any such relief or to the appointment of or taking possession of its property by any official in an involuntary case or other proceeding commenced against it, or (vi) take any action for the purpose of effecting any of the foregoing;
(c)the Company fails to pay when due any principal of or interest in each case, beyond the grace period, on or any other amount payable in respect of any indebtedness under the Senior Finance Documents in excess of $25,000,000;
(d) an amount in excess of $25,000,000 under the Senior Finance Documents is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (as such term is defined in the Senior Finance Documents);
(e)any court, government, or Governmental Authority shall condemn, seize or otherwise appropriate, or take custody or control of, all or any material portion of the property of the Company and its Subsidiaries, taken as a whole;
(f)one or more judgments or orders for the payment of money in excess of $25,000,000 (or the equivalent thereof in currencies other than U.S. dollars) in the aggregate shall be entered or filed against the Company or any of its Subsidiaries and shall remain undischarged, unvacated, unbonded or unstayed for a period of thirty (30) consecutive days, however, that such event shall not be deemed to constitute an Event of Default if the Company is entitled to insurance cover for the whole of such sum and the relevant insurers have confirmed liability and undertaken to make payment of the whole of such sum in writing to the person(s) entitled to payment and it is likely that the insurers will be able to make such payment within sixty (60) days;
Section 1.02Acceleration. In the case of any Event of Default specified in clause (b) of Section 10.01 hereof, all outstanding Obligations under the Notes and this Agreement will become due and payable immediately without further declaration, action or notice on the part of the Holder or otherwise. If any Event of Default specified in clauses (a), or (c) through (f) of Section 10.01 hereof shall occur and is continuing, the Holder may declare all of the Notes and all other Obligations under the Notes and this Agreement to be immediately due and payable. In such event, the Notes and such other Obligations will become immediately due and payable.
Section 1.03Other Remedies.
(a)Notwithstanding any other provision of this Agreement or any other Document, if any Event of Default occurs and is continuing, the Holder may pursue any available remedy to collect the payment of principal, premium, and interest on the Notes or to enforce the performance of any provision of the Notes or this Agreement.

(b)Any delay or omission by any Holder in exercising any right or remedy accruing upon any Event of Default shall not impair the rights or remedies available to such Holder or constitute a waiver of or acquiescence in the Event of Default. All remedies are cumulative to the extent permitted by Law.
Section 1.04Waiver of Past Defaults. The Holder may in its sole discretion waive any existing Default or Event of Default and its consequences hereunder, other than a continuing Default or Event of Default in the payment of the principal of, premium or interest on, the Notes; provided, however, that the Holders rescind an acceleration and its consequences, if the rescission would not conflict with any judgment or decree and if all existing Events of Default (except nonpayment of principal, interest or the premium that has become due solely because of the acceleration) have been cured or waived. No such rescission shall affect any subsequent Default or Event of Default or impair any right consequent thereto. Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured for every purpose of this Agreement; provided, that no such waiver shall extend to any other or subsequent Default hereunder or impair any rights of the Holder consequent thereon.
Section 1.05Rights of Holder of Notes to Receive Payment. Notwithstanding any other provision of this Agreement, the right of the Holder of the Notes to receive payment of principal, premium and interest on the Notes, on or after the respective due dates expressed in the Notes, or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent the Holder.
Article XI.
Change of Control
Section 1.01Mandatory Redemption or Conversion Upon Change of Control.
(a)If a Change of Control has occurred, within sixty (60) days of the date of the Change of Control (the “Change of Control Date”), the Company shall provide written notice (the “Change of Control Notification”) of such fact to all Holders of the Notes. The Change of Control Notice shall (i) describe in reasonable detail the facts and circumstances of such Change of Control, (ii) refer to this Section 11.01 and the rights of the Holders hereunder and (iii) contain a request for an election (an “Election”) by each Holder, which shall be returned to the Company within ten (10) Business Days of receipt of the Change of Control Notification by the Holder, that either:
(i)the Notes shall, within 20 days after the making of such Election, be redeemed in full at an amount equal to one hundred and one percent (101%) of the principal amount of such Notes at par, together with interest accrued thereon to the redemption date; or
(ii)the aggregate principal amount of the Notes then outstanding, together with interest accrued thereon, shall be mandatorily converted, five (5) Business Days after making such election, in full into Common Shares of the Company at the Conversion Rate then in effect.

(b)A Change of Control Notification may be delivered by the Company in advance of the occurrence of an anticipated Change of Control and may be conditioned upon the occurrence of a Change of Control if a definitive agreement is in place for the anticipated Change of Control at the time the Change of Control Notification is delivered.
(c)A Change of Control Notification shall include:
(i)a description in reasonable detail of the facts and circumstances causing (or expected to cause) the Change of Control;
(ii)the date of the Change of Control;
(iii)the expected date of the Change of Control Date (if delivered in advance of the occurrence of an anticipated Change of Control);
(iv)if applicable, the Conversion Rate and any adjustments thereto; and
(v)if applicable, a description of the procedures that Holders must follow in order to require the Company to redeem their Notes in accordance with Section 11.01(a)(i) hereof, including the total redemption price per $1,000 principal amount of Notes.
(d)In the event that the Holder elects to convert its Notes as a result of a Change of Control pursuant to Section 11.01(a)(ii) hereof, the Holder must convert its Notes in accordance with the procedures in Section 6.02 of this Agreement.
(e)[Reserved.]
Article XII.
[RESERVED.]
Article XIII.
Transfer Restrictions
Section 1.01Transfer Restrictions on the Notes. The Purchaser shall not, without the Company’s prior written consent (which consent shall not be unreasonably withheld), directly or indirectly, sell, offer, transfer, assign, mortgage, hypothecate, gift, pledge or dispose of, enter into or agree to enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, pledge, mortgage, hypothecation, gift, assignment or similar disposition of any of the Notes (any of the foregoing, a “Transfer”), other than (i) any Transfer to an affiliate of the Purchaser that executes and delivers to the Company a joinder (in the form set out in Exhibit C of this Agreement) becoming party to this Agreement and the Intercreditor Agreement and a duly completed and executed IRS Form W-9, or appropriate Form W-8 or (ii) to the Company or any of its subsidiaries. Any attempted transfer of Notes not permitted by this

Section 13.01 or the Intercreditor Agreement shall be null and void and the Company shall not in any way give effect to such nonpermissible transfer. Any transfer of Notes pursuant to this Section 13.01 shall remain subject to the transfer restrictions of this Agreement and each transferee pursuant to this Section 13.01 shall execute and deliver to the Company a counterpart of this Agreement, which shall evidence such transferee’s agreement that the Notes intended to be transferred shall continue to be subject to this Agreement and that as to such Notes the transferee shall be bound by the restrictions of this Agreement as a Holder hereunder.
Section 1.02Restricted Shares.
(i)Every Common Share that bears, or that is required under this Section 13.01 to bear, the below legend (the “Restricted Share Legend”), will be deemed to be a “Restricted Share”. Each Restricted Share will be subject to the restrictions on transfer set forth in the Restricted Share Legend unless such restrictions on transfer are eliminated or waived by written consent of the Company, and each holder of Restricted Shares, by such holder’s acceptance of such Restricted Shares, will be deemed to be bound by such restrictions on transfer.
(ii)Any Common Share issued upon the conversion of a Note will be issued in book entry form, subject to the Restricted Share Legend below until such time as the Common Share is (A) sold pursuant to an effective registration statement under the Securities Act and a current prospectus naming as a selling shareholder the person to whom such share is issued or (B) sold pursuant to an exemption from registration rights under the Securities Act provided by Rule 144 thereunder (if available) or other such exemption. Restricted Shares shall bear the following Restricted Share Legend:
(iii)“THE OFFER AND SALE OF THE COMMON SHARES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND MAY NOT BE OFFERED, SOLD, PLEDGED, HEDGED OR OTHERWISE TRANSFERRED, EXCEPT (1) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND A CURRENT PROSPECTUS, (2) IN ACCORDANCE WITH RULE 144 UNDER THE SECURITIES ACT, OR (3) PURSUANT TO ANOTHER APPLICABLE EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT.
(iv)THE COMMON SHARES REPRESENTED HEREBY MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT (A) (1) TO A PERSON WHO THE TRANSFEROR REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER WITHIN THE MEANING OF RULE 144A UNDER THE SECURITIES ACT ACQUIRING FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A, (2) PURSUANT TO AN EXEMPTION FROM REGISTRATION RIGHTS UNDER THE SECURITIES ACT PROVIDED BY RULE 144 THEREUNDER (IF AVAILABLE), (3) TO AN INSTITUTIONAL INVESTOR THAT IS AN ACCREDITED INVESTOR WITHIN THE MEANING OF RULE 501(a)(1), (2), (3) OR (7) OF REGULATION D

UNDER THE SECURITIES ACT (IF AVAILABLE) OR (4) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, AND (B) IN ACCORDANCE WITH ALL APPLICABLE SECURITIES LAWS OF THE STATES OF THE UNITED STATES AND OTHER JURISDICTIONS.”
Section 1.03Registration Rights. The Purchaser will be entitled to the benefits of a registration rights agreement, to be dated the date hereof, with respect to the Common Shares issuable upon conversion of the Notes in the form attached as Exhibit D hereto.
Article XIV.
Miscellaneous
Section 1.01Notices. All notices and other communications provided for or permitted hereunder shall be made by hand delivery, first class mail, telecopier, fax or overnight air courier guaranteeing next day delivery:
(a) if to the Purchaser or Holder, to the address set forth on its signature page hereto, with a copy (not constituting notice) to Cadwalader, Wickersham & Taft LLP, 200 Liberty Street, New York, NY 10281, Attention: Gregory M. Petrick, Esq., Tel.: 212-504-6373, Email: gregory.petrick@cwt.com;
(b) if to the Company, to it at Par-la-Ville Place, 4th Floor 14 Par-la-Ville Road Hamilton HM 08 Bermuda, Attention: Sandra Redding; Sarah French; with a copy to (not constituting notice) Seadrill Management Ltd. (Corporate Headquarters) 2nd Floor, Building 11, Chiswick Business Park, 566 Chiswick High Road, London W4 5YS, United Kingdom, Fax: Email: Sandra.redding@seadrill.com; sarah.french@seadrill.com, Attention: Sandra Redding; Sarah French, and with a copy (not constituting notice) to Kirkland & Ellis LLP, 609 Main St. #4700 Houston, TX 77002 Tel.: 713-836-3600, Fax: 713-836-3601, Email: julian.seiguer@kirkland.com, Attention: Julian J. Seiguer, P.C.
All such notices and communications shall be deemed to have been duly given: at the time delivered by hand, if personally delivered; five (5) Business Days after being deposited in the mail, postage prepaid, if mailed; when answered back if telexed; when receipt acknowledged, if telecopied or faxed; and the next business day after timely delivery to the courier, if sent by overnight air courier guaranteeing next day delivery. The parties may change the addresses to which notices are to be given by giving five (5) days’ prior notice of such change in accordance herewith.
Section 1.02Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the successors and assigns of each of the parties; provided, that neither party may assign its rights or obligations hereunder without the prior written consent of the other party.
Section 1.03Amendment and Waiver. Prior to the Closing Date, the Documents may be amended, modified or supplemented, and waivers or consents to departures from the provisions hereof may be given; provided, that the same are in writing and signed by Purchaser and the Company. Thereafter, except as heretofore expressly provided otherwise, this

Agreement may be amended, modified or supplemented, and waivers or consents to departures from the provisions hereof may be given; provided, that the same are in writing and signed by the Company, as required and the Holder. Notwithstanding the foregoing, no amendment, modification, supplement, waiver or consent shall be entered into or effective in any respect unless it is expressly permitted by the Intercreditor Agreement.
Section 1.04Counterparts. This Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Signatures sent by facsimile or as an electronic copy (including in pdf. format) shall constitute originals.
Section 1.05Headings. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.
Section 1.06Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK (INCLUDING SECTION 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW AND NEW YORK CIVIL PRACTICE LAWS AND RULES 327(b)) BUT WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.
Section 1.07Entire Agreement. The Documents and the Notes are intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein and therein. There are no restrictions, promises, warranties or undertakings, other than those set forth or referred to herein and therein. The Documents and the Notes supersede all prior agreements and understandings between the parties with respect to such subject matter. Nothing in any of the Documents or the Notes shall confer upon any other Person other than the parties hereto any right, remedy or claim under this Agreement.
Section 1.08Severability. In the event that any one or more of the provisions contained herein, or the application thereof in any circumstances, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired or affected, it being intended that all of Purchaser’s rights and privileges shall be enforceable to the fullest extent permitted by law.
Section 1.09Submission to Jurisdiction; Waiver of Service and Venue. Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the U.S. District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, the Notes or any other document, instrument or agreement executed or delivered in connection herewith or therewith, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement, the Notes or any other document, instrument or agreement executed or delivered in connection herewith or therewith shall affect any right that any of the parties hereto may otherwise have to bring any action or proceeding relating to this Agreement, the Notes or any other document, instrument or agreement executed or delivered in connection herewith or therewith against the Company or any of its Subsidiaries or any of its properties and the property of such Subsidiaries in the courts of any jurisdiction.
(a)Each of the parties hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement, the Notes or any other document, instrument or agreement executed or delivered in connection herewith or therewith in any court referred to in Section 14.09(a). Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
(b)Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 14.01. Nothing in this Agreement, the Notes or any other document, instrument or agreement executed or delivered in connection herewith or therewith will affect the right of any party to this Agreement to serve process in any other manner permitted by law.
Section 1.10Waiver of Jury Trial. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT IT MAY HAVE TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE NOTES OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH OR THEREWITH WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHER THEORY. EACH PARTY HERETO (1) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (2) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
Section 1.11Disputes. If Purchaser in good faith disputes any Fair Market Value determination made by the Company hereunder and, accordingly, Purchaser wishes to dispute the Company’s calculation of the Conversion Rate or Market Price as of any Business Day (each such instance, a “Dispute”), then for so long as such Dispute is continuing, upon the request of Purchaser, the Company and Purchaser will meet and confer in good faith in an attempt to resolve such Dispute; provided, that if such Dispute cannot be resolved, the parties reserve all rights to seek relief from the Bankruptcy Court (such process, the “Dispute Mechanism”).

Section 1.12No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.
Section 1.13Effectiveness. This Agreement shall become effective when it shall have been executed by the Company and the Purchaser and thereafter shall be binding upon and inure to the benefit of the Company and Purchaser and their respective permitted successors and assigns, subject to Section 14.02 hereof.
Section 1.14Attachments. The exhibits, schedules and annexes attached to this Agreement are incorporated herein and shall be considered a part of this Agreement for the purposes stated herein, except that in the event of any conflict between any of the provisions of such exhibits and the provisions of this Agreement, the provisions of this Agreement shall prevail.
Section 1.15Confidentiality.
(a)For purposes of this Section 14.15, “Information” means all information received from the Company or any Subsidiary thereof relating to the Company or any Subsidiary thereof or its business, other than any such information that is available to Purchaser or Holder on a non-confidential basis prior to disclosure by the Company or any Subsidiary thereof; it being understood that all information received from the Company or any Subsidiary after the date hereof shall be deemed confidential unless such information is clearly identified at the time of delivery as not being confidential. Any Person required to maintain the confidentiality of Information as provided in this Section 14.15 shall be considered to have complied with its obligation to do so in accordance with its customary procedures if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
(b)Each of the Purchaser and the Holder acknowledges that (a) the Information may include material non-public information concerning the Company or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including United States Federal and state securities Laws.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.
SEADRILL 2021 LIMITED, as
Company
By:     /s/ Martyn Svensen
Name: Martyn Svensen
Title: Sole Director

HEMEN HOLDING LIMITED, as purchaser

By:     /s/ Spyros Episkopou
Name: Dr. Spyros Episkopou
Title: Director

Doc#: US1:14501461v17

EXHIBIT A
[FORM OF NOTE]
THIS NOTE AND THE SECURITIES ISSUABLE UPON THE CONVERSION OF THIS NOTE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR QUALIFIED UNDER ANY STATE OR FOREIGN SECURITIES LAWS AND MAY NOT BE OFFERED FOR SALE, SOLD, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED OR ASSIGNED UNLESS (A)(I) A REGISTRATION STATEMENT COVERING SUCH SECURITIES IS EFFECTIVE UNDER THE ACT AND IS QUALIFIED UNDER APPLICABLE STATE AND FOREIGN LAW OR (II) THE TRANSACTION IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS UNDER THE ACT AND THE QUALIFICATION REQUIREMENTS UNDER APPLICABLE STATE AND FOREIGN SECURITIES LAW AND, IF THE ISSUER REQUESTS, AN OPINION SATISFACTORY TO THE ISSUER TO SUCH EFFECT HAS BEEN RENDERED BY COUNSEL AND (B) SUCH OFFER, SALE, PLEDGE, HYPOTHECATION OR OTHER TRANSFER OR ASSIGNMENT IS MADE IN COMPLIANCE WITH THE TRANSFER RESTRICTIONS CONTAINED IN ARTICLE XIII HEREIN.

[FORM OF FACE OF NOTE]

Seadrill 2021 Limited
Senior Convertible Notes due 2028

No. A-1            $50,000,000
Seadrill 2021 Limited (to be renamed Seadrill Limited), an exempted company incorporated under the Laws of Bermuda with registration no. 202100496 (the “Company,” which term includes any successor under the Note Purchase Agreement hereinafter referred to), for value received, promises to pay to Hemen Holding Limited, or its registered assigns, the principal sum of FIFTY MILLION DOLLARS ($50,000,000), on August 22, 2028 (the “Maturity Date”):
Interest Rate:    LIBOR Rate plus 6.0% per annum.

Interest Payment Dates: March 15, June 15, September 15 and December 15.
Regular Record Dates: March 1, June 1, September 1 and December 1.
Reference is hereby made to the further provisions of this Note set forth on the reverse hereof, which will for all purposes have the same effect as if set forth at this place. All capitalized terms used but not otherwise defined in this Note will have the same meanings in this Note as in the Note Purchase Agreement to which this Form of Note is appended.

IN WITNESS WHEREOF, the Company has caused this Note to be signed manually or by facsimile by its duly authorized officers.
Seadrill 2021 Limited

By
Name:
Title:

[FORM OF REVERSE SIDE OF NOTE]

Seadrill 2021 Limited
Senior Convertible Notes due 2028
1.     Interest.
The Company promises to pay interest on the principal amount of this Note on each interest payment date as set forth on the face of this Note, at the LIBOR Rate plus 6.00% per annum (subject to adjustment as provided below).
Interest will be payable quarterly (to the Holders of record of the Notes at the close of business on the March 1, June 1, September 1 and December 1 immediately preceding the interest payment date) on the interest payment date, commencing February 22, 2022.
Interest on this Note will accrue from the most recent date to which interest has been paid on this Note (or, if there is no existing default in the payment of interest and if this Note is authenticated between a regular record date and the next interest payment date, from such interest payment date) or, if no interest has been paid, from the date of issuance. Interest will be computed on the basis of a 360-day year of twelve 30-day months.
On each Interest Payment Date (other than the Maturity Date), the Company shall pay the full amount of interest for such interest period on the unpaid principal balance hereof. On the Maturity Date, all principal and interest on this Note shall be repaid.
At any time when an Event of Default specified in Section 3.03 of the Note Purchase Agreement (as defined below) has occurred and is continuing, all amounts outstanding under this Note shall bear interest as states in Section 3.03 of the Note Purchase Agreement, with such additional amounts required to be paid in cash on each Interest Payment Date.
2.    Note Purchase Agreement.
This is one of the Notes issued under a Note Purchase Agreement dated as of February 22, 2022 (as amended from time to time, the “Note Purchase Agreement”), between the Company and Hemen Holdings Ltd. Capitalized terms used herein are used as defined in the Note Purchase Agreement unless otherwise indicated. The terms of the Notes include those stated in the Note Purchase Agreement. The Notes are subject to all such terms, and Holders are referred to the Note Purchase Agreement for a statement of all such terms. To the extent permitted by applicable law, in the event of any inconsistency between the terms of this Note and the terms of the Note Purchase Agreement, the terms of the Note Purchase Agreement will control. The Notes are senior unsecured obligations of the Company.
3.    No Redemption; Offer to Purchase.
This Note is not subject to optional redemption. There is no sinking fund or mandatory redemption applicable to this Note, other than those stated in Article XI of the Note Purchase Agreement..
4.    Conversion.

Subject to and upon compliance with the provisions of Article VI of the Note Purchase Agreement, Holder shall have the right, at such option, to convert in full and not in part, Holder’s Notes, together with accrued and unpaid interest, at any time prior to the Maturity Date into that number of Common Shares calculated in accordance with the provisions of the Note Purchase Agreement.
5.    Defaults and Remedies
If an Event of Default, as defined in the Note Purchase Agreement, occurs and is continuing and has not been waived, the Holder may declare all the Notes to be due and payable. If an Event of Default described in clause (b) of Section 10.01(b) occurs and is continuing, the Notes will automatically become due and payable. Holders may not enforce the Note Purchase Agreement or the Notes except as provided in the Note Purchase Agreement.
6.    Amendment and Waiver.
The Note Purchase Agreement and the Notes may be amended, or default may be waived, with the consent of the Company and the Holder in writing. Notwithstanding the foregoing, no amendment or waiver shall be entered into or effective in any respect unless it is expressly permitted by the Intercreditor Agreement.
7.    Voting Rights.
The Holder of this Note does not have the right to vote with holders of the Common Shares of the Company.
8.    Governing Law.
This Note shall be governed by, and construed in accordance with, the laws of the State of New York.

EXHIBIT B
[FORM OF NOTICE OF CONVERSION]
To:    Seadrill 2021 Limited
    Par-la-Ville Place, 4th Floor 14 Par-la-Ville Road Hamilton HM 08 Bermuda,
    Attention: Sandra Redding; Sarah French; Email: sandra.redding@seadrill.com;     sarah.french@seadrill.com

The undersigned Holder of Senior Convertible Notes due 2028 (“Notes”) issued pursuant to that Note Purchase Agreement dated as of February 22, 2022, among Seadrill 2021 Limited, an exempted company incorporated under the Laws of Bermuda with registration no. 202100496 (the “Company”) and Hemen Holding Limited (the “Note Purchase Agreement”), hereby exercises the option to convert the entire principal amount of the Notes into Common Shares of the Company in accordance with the terms of the Note Purchase Agreement, and directs that any Common Shares issuable and deliverable upon such conversion be issued and delivered to the Holder. Capitalized terms used herein but not defined shall have the meanings ascribed to such terms in the Note Purchased Agreement.
Dated:    ____________________
Signature:________________________________

EXHIBIT C
[FORM OF JOINDER]
The undersigned hereby joins in the execution of that certain Note Purchase Agreement, dated as of February 22, 2022 (the “Note Purchase Agreement”), by and among Seadrill 2021 Limited, an exempted company incorporated under the Laws of Bermuda with registration no. 202100496 and Hemen Holding Limited By executing this joinder, the undersigned hereby agrees that it is a Holder thereunder with the same force and effect as if originally named therein as a Holder. The undersigned agrees to be bound by all of the terms and provisions of the Note Purchase Agreement. Each reference to a Holder in the Note Purchase Agreement shall be deemed to include the undersigned.
The undersigned has executed this joinder this     day of             ,20    .

[NAME OF HOLDER]

By:____________________
Name:
Title:
Address:

C-1

EXHIBIT D
FORM OF REGISTRATION RIGHTS AGREEMENT

D-1